Exhibit 99.11

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First quarterly report fiscal plan update 2022/23 2024/25 2022/23 economic outlook and financial forecast three month results april - june 2022

British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.

Quarterly report on the economy, fiscal situation and Crown corporations. — ongoing–

Quarterly.

Title on cover: Quarterly report.

Continues: British Columbia. Ministry of Finance.

Quarterly financial report. ISSN 0833-1375.

ISSN 1192-2176 — Quarterly Report on the economy, fiscal situation and Crown corporations.

1. Finance, Public — British Columbia — Accounting — Periodicals. 2. British Columbia — Economic conditions — 1945–              — Periodicals.*

3. Corporations, Government — British Columbia — Accounting — Periodicals. I. Title.

HJ13.B77               354.711’007231’05

2022/23 First Quarterly Report September 12, 2022	| TABLE OF CONTENTS

Updated Fiscal Plan 2022/23 to 2024/25
Tables:
Updated Fiscal Plan 2022/23 to 2024/25		1

Part One — Updated 2022/23 Financial Forecast
Introduction		5
Revenue		7
Expense		11
Consolidated Revenue Fund (CRF) Spending		11
Service Delivery Agency Spending		12
Full-Time Equivalents for the BC Public Service		13
Provincial Capital Spending		13
Projects Over $50 Million		14
Provincial Debt		16
Risks to the Fiscal Forecast		18
Supplementary Schedules		19
Tables:
1.1	Forecast Update	5
1.2	Financial Forecast Changes	6
1.3	Comparison of Major Factors Underlying Revenue	8
1.4	Pandemic and Recovery Contingencies	12
1.5	Capital Spending Update	13
1.6	Provincial Debt Update	16
1.7	Operating Statement	19
1.8	Revenue by Source	20
1.9	Expense by Ministry, Program and Agency	21
1.10	Expense by Function	22
1.11	Capital Spending	23
1.12	Capital Expenditure Projects Greater Than $50 million	24
1.13	Provincial Debt	27
1.14	Statement of Financial Position	28

First Quarterly Report 2022/23	| i

Table of Contents

Part Two — Economic Review and Outlook

Summary		29
British Columbia Economic Activity and Outlook		30
Labour Market		31
Consumer Spending and Inflation		32
Housing		34
Business and Government		36
External Trade and Commodity Markets		37
Demographics		38
Risks to the Economic Outlook		39
External Outlook		39
United States		40
Canada		42
Asia		45
Europe		45
Financial Markets		46
Interest Rates		46
Exchange Rate		48

Tables:
2.1	British Columbia Economic Indicators	30
2.2	U.S. Real GDP Forecast: Consensus vs B.C. Ministry of Finance	41
2.3	Canadian Real GDP Forecast: Consensus vs B.C. Ministry of Finance	44
2.4	Private Sector Canadian Interest Rate Forecasts	47
2.5	Private Sector Exchange Rate Forecasts	48
2.6.1	Gross Domestic Product (GDP): British Columbia	49
2.6.2	Selected Nominal Income and Other Indicators: British Columbia	50
2.6.3	Labour Market Indicators: British Columbia	50
2.6.4	Major Economic Assumptions	51

ii |	First Quarterly Report 2022/23

Table of Contents

Appendix — Fiscal Plan Update

Tables:

A1	Material Assumptions – Revenue	53
A2	Natural Gas Price Forecasts – 2022/23 to 2024/25	59
A3	Material Assumptions – Expense	60
A4	Operating Statement – 2015/16 to 2024/25	63
A5	Revenue by Source – 2015/16 to 2024/25	64
A6	Revenue by Source Supplementary Information – 2015/16 to 2024/25	65
A7	Expense by Function – 2015/16 to 2024/25	66
A8	Expense by Function Supplementary Information – 2015/16 to 2024/25	67
A9	Full-Time Equivalents (FTEs) – 2015/16 to 2024/25	68
A10	Capital Spending – 2015/16 to 2024/25	69
A11	Statement of Financial Position – 2015/16 to 2024/25	70
A12	Changes in Financial Position – 2015/16 to 2024/25	71
A13	Provincial Debt – 2015/16 to 2024/25	72
A14	Provincial Debt Supplementary Information – 2015/16 to 2024/25	73
A15	Key Provincial Debt Indicators – 2015/16 to 2024/25	74

First Quarterly Report 2022/23	| iii

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UPDATED FISCAL PLAN – 2022/23 to 2024/25

($ millions)	2022/23	2023/24	2024/25
Deficit - Budget 2022	(5,461)	(4,182)	(3,181)
Fiscal Plan Updates:
Personal income tax	2,924	1,748	1,898
Corporate income tax	1,813	(902)	542
Employer health tax	243	290	316
Sales tax	374	307	334
Other taxation revenue	32	13	186
Natural gas royalties	1,688	1,258	946
Forests revenue	394	99	39
Other natural resources revenue	616	511	280
Contributions from the federal government	1,258	336	525
Other revenue	(132)	(39)	60
Commercial Crown corporation net income	92	13	25
Wildfires and other statutory spending	(243)	-	-
Affordability measures	(1,000)	-	-
Incremental cost of the Shared Recovery Mandate	(1,900)	(1,200)	(1,700)
Future priority initiatives and caseload pressures	-	(2,000)	(2,000)
Other spending changes	8	(85)	(275)
Surplus (Deficit) - First Quarterly Report	706	(3,833)	(2,005)

Prudence included in fiscal plan:
Contingencies - General Programs and CleanBC	(2,848)	(3,412)	(3,987)
Pandemic and Recovery Contingencies	(2,000)	(1,000)	-
Forecast allowance	(1,000)	(1,000)	(1,000)

Capital Spending:
Taxpayer-supported capital spending	9,423	9,907	9,684
Self-supported capital spending	4,362	4,438	3,160
	13,785	14,345	12,844
Provincial Debt:
Taxpayer-supported debt	66,742	77,923	85,776
Self-supported debt	29,784	31,737	32,647
Total debt (including forecast allowance)	97,526	110,660	119,423

Taxpayer-supported debt-to-GDP ratio	17.0%	19.2%	20.3%
Taxpayer-supported debt-to-revenue ratio	88.4%	109.1%	114.3%

Financial Outlook

The First Quarterly Report shows forecast improvements in each year of the fiscal plan, with a $706 million surplus forecast for 2022/23, and deficits of $3.8 billion and $2.0 billion in 2023/24 and 2024/25. The improvement comes from increases across most of government’s revenue streams. The updated plan also includes anticipated increased spending related to the ongoing labour negotiations under the Shared Recovery Mandate, in-year spending for affordability measures and wildfires, and spending in future years for government priorities and caseload pressures.

Despite a generally weakened economic outlook, the revenue improvements partly reflect updated inflation expectations and global commodity prices.

These factors, along with risks to the economic outlook, may contribute to higher volatility of future fiscal outlooks.

Government continues to respond to the ongoing health and economic impacts from the pandemic, and to invest in priorities outlined in Budget 2022.

Stronger-than-expected results from 2021/22 and this year have contributed to higher revenue projections across the fiscal plan. Compared to Budget 2022, revenue forecasts are higher by $9.3 billion in 2022/23, $3.6 billion in 2023/24 and $5.2 billion in 2024/25. Expense projections are higher by $2.7 billion in 2022/23, $3.3 billion in 2023/24 and $4.0 billion in 2024/25. These changes result in a surplus forecast in 2022/23 and improvements to the deficit forecasts for the other two years of the fiscal plan, as shown in the table above.

First Quarterly Report 2022/23	| 1

Updated Fiscal Plan – 2022/23 to 2024/25

Taxation revenue improvements of $10.1 billion over the fiscal plan mainly reflect the impacts of higher 2021/22 revenues, higher than expected 2021 income tax returns, and improved household income; a higher increase in 2022/23 is related to prior year adjustments. Forecasts are also up for Provincial Sales and Employer Health Tax.

Over the three years, natural resource revenue is forecast to be $5.8 billion higher than Budget 2022 mostly from natural gas royalties, and also forest, minerals and electricity sales under the Columbia River Treaty, mainly reflecting an improved outlook for commodity prices. The natural gas royalties forecast also reflects the transition to a new royalty system, applicable to all new wells, phased in over two years starting on September 1, 2022. The Ministry of Indigenous Relations and Reconciliation will recover an additional $156 million of stumpage revenue which will support an interim enhancement to the Forest Consultation and Revenue Sharing Agreement with First Nations. As in budget, the forecast assumes that the current historically high commodity prices will decline over the fiscal plan to more normal levels.

Contributions from the federal government are higher mainly as a result of funding under the Disaster Financial Assistance Arrangements ($828 million in 2022/23), and higher funding under the Canada Health Transfer.

Commercial Crown corporation net income projections have increased over the fiscal plan for the BC Lottery Corporation. The projections for the Liquor Distribution Branch (LDB) were finalized before the start of the public sector union job action affecting LDB operations; the impact of such actions will be reflected in subsequent reports.

Compared to budget, expenses in 2022/23 are expected to be higher as a result of government’s affordability measures ($1.0 billion) and wildfire response. The three-year plan incorporates estimated incremental costs of the updated Shared Recovery Mandate, based on the proposed mandate as of July 5, 2022. The total costs for the mandate are $2.6 billion in 2022/23, $2.6 billion in 2023/24, and $3.8 billion in 2024/25. At the time of writing, no contracts had been finalized; updated cost forecasts will be presented in subsequent reports. The updated expense outlook also includes a placeholder of $2.0 billion annually, starting in 2023/24, for caseload pressures and priority initiatives to be developed for future budgets.

Economic Outlook

B.C.’s economy is expected to continue its pandemic recovery this year and grow modestly next year, as the impact of higher inflation and higher interest rates weighs on consumer spending and makes borrowing more expensive. Updated data from Statistics Canada shows better than expected economic performance in 2021, raising the growth rates of both real and nominal GDP in that year. The First Quarterly Report forecast for B.C. real GDP growth in 2022 has been revised down to 3.2 per cent from the Budget 2022 forecast of 4.0 per cent, and the forecast for 2023 has been revised down to 1.5 per cent from 2.5 per cent. This, in part, reflects the conflict in Ukraine causing prices for energy, crude oil, and food to be much higher than previously forecast, resulting in elevated inflation and higher than expected interest rates. Rising interest rates will weigh on consumer spending and investment, particularly in housing.

British Columbia’s Real GDP Outlook

While real GDP was revised down, nominal GDP growth for 2022 has been revised up to 11.6 per cent from 5.8 per cent, and in 2023 down to 3.5 per cent from 4.1 per cent. The cumulative increase in the nominal GDP growth forecast over these two years reflects a higher forecast for consumer prices in B.C.’s economy and global commodity prices.

2 |	First Quarterly Report 2022/23

Updated Fiscal Plan – 2022/23 to 2024/25

British Columbia’s Nominal GDP Outlook

The economic outlook over the 2024 to 2026 period is relatively unchanged from the Budget 2022 forecast. Over this period, inflation is expected to normalize, interest rates are expected to stabilize, and businesses are expected to have adapted their activity to mitigate the effects of supply-chain disruptions from the war in Ukraine and the pandemic.

Capital Investments

Taxpayer-supported capital spending on hospitals, education facilities, transportation infrastructure, housing and other projects is financed through a combination of provincial borrowing, funding provided by third parties, and from internal cash flows. Taxpayer-supported capital spending is forecast to total $29.0 billion over the fiscal plan period, which is $1.6 billion higher than the Budget 2022 forecast mainly due to changes in the timing of capital projects and increased spending in health and transportation sectors.

Over the three years, self-supported infrastructure spending by commercial Crown corporations totals $12.0 billion.

Debt Affordability

Government’s key debt affordability metric, the taxpayer-supported debt-to-GDP ratio, is forecast to improve materially from Budget 2022 due to lower debt balances resulting from improved operating results, as well as higher nominal GDP projections (see chart below). The forecast for the taxpayer-supported debt-to-revenue ratio is also significantly lower than projected at budget, reaching 114.3 per cent in 2024/25, compared to the 129.8 per cent forecast in budget.

Taxpayer-supported debt is projected at $85.8 billion at the end of the fiscal plan period, which is almost $5.0 billion lower than the budget forecast.

Taxpayer-Supported Debt-to-GDP

Including the self-supported debt of commercial Crown corporations and a $1.0 billion forecast allowance, the total provincial debt is projected at $119.4 billion by the end of 2024/25.

Risks to the Fiscal Plan

The main risks to the government’s fiscal plan include:

•	risks to the B.C. economic outlook, largely due to the continued uncertainty surrounding global economic activity, with heightened geopolitical conflict and tension in Europe exacerbating inflation, leading to higher than anticipated interest rates;

•	assumptions underlying revenue and Crown corporation forecasts such as economic factors and commodity prices;

•	potential changes to federal government transfer allocations, cost-sharing agreements with the federal government, and impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•	ongoing health-related uncertainty as a result of the pandemic, including the extent of the spread or containment of the virus in B.C. and across the world;

•	increased spending which may include wildfire and floods response, labour negotiations, additional pandemic and recovery measures, and increased demand and costs for government services such as health care and social services.

First Quarterly Report 2022/23	| 3

Updated Fiscal Plan – 2022/23 to 2024/25

Government incorporates several levels of prudence in its projections to help mitigate the risks to the fiscal plan, including the following:

•	economic forecast prudence, as shown by a lower outlook for B.C.’s real GDP growth when compared to the current private sector average outlook (0.2 percentage points lower in 2022 and 0.1 percentage points lower in 2023);

•	Contingencies vote allocations of $4.8 billion in 2022/23, $4.4 billion in 2023/24 and $4.0 billion in 2024/25 to help manage unexpected pressures including pandemic and flooding related costs; and,

•	a forecast allowance of $1.0 billion in each year of the fiscal plan to guard against volatility, including revenue changes.

Conclusion

The Province’s fiscal outlook shows material improvements from Budget 2022 with higher revenue forecasts resulting in a surplus in 2022/23 and significantly lower deficit and debt projections across the fiscal plan. The main risks include heightened geopolitical conflict and tension in Europe exacerbating inflation and supply chains, and ongoing uncertainty regarding the evolution of the pandemic.

4 |	First Quarterly Report 2022/23

PART 1 | UPDATED 2022/23 FINANCIAL FORECAST

Introduction

Table 1.1 2022/23 Forecast Update

($ millions)	Budget 2022	First Quarterly Report	Change
Revenue	68,552	77,854	9,302
Expense	(71,013)	(74,148)	(3,135)
Pandemic and Recovery Contingencies	(2,000)	(2,000)	-
Forecast allowance	(1,000)	(1,000)	-
Surplus (Deficit)	(5,461)	706	6,167
Capital Spending:
Taxpayer-supported capital spending	9,279	9,423	144
Self-supported capital spending	4,374	4,362	(12)
	13,653	13,785	132
Provincial Debt:
Taxpayer-supported debt	73,475	66,742	(6,733)
Self-supported debt	30,956	29,784	(1,172)
Total debt (including forecast allowance)	105,431	97,526	(7,905)
Taxpayer-supported debt to GDP ratio	20.0%	17.0%	-3.0%
Taxpayer-supported debt to revenue ratio	110.9%	88.4%	-22.5%

The first quarter update for 2022/23 reflects significant improvements in revenues resulting in a surplus of $706 million — an improvement of $6.2 billion from Budget 2022. The forecast for revenue is higher for almost all sources in taxation, natural resources, federal transfers, and commercial Crown corporations net income. Expense forecasts are higher from budget to account for government’s affordability measures, wildfire response, and the anticipated additional costs of a new labour agreement.

The forecast allowance of $1.0 billion remains unchanged from budget.

Details of the revenue and expense forecast changes from Budget 2022 are shown in Chart 1.1 and Table 1.2.

Chart 1.1 2022/23 Surplus (Deficit) – Major Changes from Budget 2022

First Quarterly Report 2022/23	| 5

Updated 2022/23 Financial Forecast

Table 1.2 2022/23 Financial Forecast Changes

($ millions)
2022/23 deficit at Budget 2022 (February 22, 2022)	(5,461)

Revenue changes:
Personal income tax – stronger preliminary 2021 tax assessment and improvement in 2022 household income	2,924
Corporate income tax – increase in instalments reflecting a significant improvement on federal government outlook of 2022 national corporate taxable income, and a higher prior year settlement payment, reflecting stronger 2021 tax assessments	1,813
Provincial sales tax – higher 2021/22 carry forward and higher nominal expenditures in most components	374
Carbon tax – lower sales volume in most fuel types reflecting prior year results	(50)
Employer health tax – mainly expected improvement in employee compensation	243
Other taxation sources – mainly higher property taxes including speculation and vacancy tax, and insurance premium tax, reflecting the impacts of the 2021/22 year-end results	82
Natural gas royalties – higher natural gas prices and natural gas liquids royalties, as well as impacts of the new royalty system partly offset by increased utilization of royalty and infrastructure programs/credits	1,688
Mining – higher coal and copper prices, partly offset by higher mining costs	443
Electricity sales under the Columbia River Treaty – higher Mid-C electricity prices	137
Forests – higher stumpage rates and logging tax, reflecting stronger lumber prices	394
Other natural resources – mainly higher petroleum prices and water rental revenues	36
Fees, licences, investment earnings and miscellaneous revenue:
Post-secondary institutions	(115)
Other sources – mainly lower revenue from investment earnings and taxpayer-supported Crowns	(17)
Canada health and social transfers – mainly additional one-time funding to reduce or eliminate backlogs of medical and surgical procedures	257
Other federal government transfers – mainly change to Disaster Financial Assistance Arrangements recognition of eligible claims, additional COVID-19 relief, and higher transfers to taxpayer-supported entities	1,001
Commercial Crown corporation net income – mainly revised casino revenue assumptions in BCLC	92
Total revenue changes	9,302

Less : expense increases (decreases):
Consolidated Revenue Fund changes:
Statutory spending:
Fire management costs	229
Incremental cost of the updated Shared Recovery Mandate for labour negotiations	1,900
Affordability measures	1,000
Other statutory spending	14
Refundable tax credits – mainly reflects preliminary 2021 tax assessment information	77
Other expense changes – mainly lower interest costs	(122)
Spending funded by third party recoveries	75
Changes in spending profile of service delivery agencies:
School districts	60
Universities	(97)
Colleges	43
Health authorities and hospital societies	1,580
Other service delivery agencies [1]	149
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,773)
Total expense changes	3,135
Total changes	6,167
2022/23 surplus at the First Quarterly Report	706

[1]	Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

6 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Projected taxpayer-supported capital spending in 2022/23 is $9.4 billion, which is $144 million higher than Budget 2022, with increased spending in the health sector and social housing, partly offset by lower spending in the education and transportation sectors. The self-supported capital spending forecast for the year remains at $4.4 billion, with minor changes from Budget 2022.

As a result of higher revenues and the operating surplus, taxpayer-supported debt at the end of 2022/23 is forecast at $66.7 billion, lower by $6.7 billion compared to the Budget 2022 forecast. Self-supported debt is forecast to be $1.2 billion lower than budget. Lower debt levels have resulted in interest savings, even with higher interest rates.

Revenue

Revenue for 2022/23 is forecast to be $77.8 billion — $9.3 billion higher than the projection in Budget 2022. The taxation revenue forecast is higher by $5.4 billion as a result of higher than expected 2021 income tax returns, an improved 2022 nominal GDP growth, household income, and the impacts of higher final 2021/22 revenue that carry forward. The improvement is also due to strong year-to-date activity, and an updated federal government outlook of national corporate taxable income. Preliminary 2021 personal and corporate income tax returns for most provinces, territories and Canada have been stronger than anticipated. The remaining $3.9 billion increase to the revenue forecast mainly reflects an increase in natural gas royalties, mineral and forest revenues, as well as increased contributions from the federal government and net income of the Commercial crown corporations.

Chart 1.2 Revenue Changes from Budget 2022

First Quarterly Report 2022/23	| 7

Updated 2022/23 Financial Forecast

Detailed revenue projections are disclosed in Table 1.8, and key assumptions and sensitivities relating to revenue are provided in Table A1. An analysis on historical volatility of major economic drivers can be found in the 2022 B.C. Financial and Economic Review (pages 17-18). For 2022/23, the major changes from the Budget 2022 forecast include the following:

Table 1.3 Comparison of Major Factors Underlying Revenue

Calendar Year	First Quarterly Report				Budget 2022
Per cent growth unless otherwise indicated	2021	2022	2023	2024	2021	2022	2023	2024
Real GDP	5.8	3.2	1.5	2.0	5.0	4.0	2.5	2.1
Nominal GDP	13.8	11.6	3.5	3.7	12.4	5.8	4.1	4.0
Household income	5.3	6.4	5.4	4.2	4.9	3.6	3.9	3.7
Wages and salaries	11.2	10.9	5.5	4.5	10.7	6.0	4.1	3.9
Corporations net operating surplus	19.4	20.7	-6.8	-1.7	13.6	0.8	4.3	4.0
Employment	6.6	3.2	1.0	1.2	6.6	2.8	1.6	1.2
Consumer expenditures on durable goods	19.1	-2.6	0.3	1.0	17.9	3.4	1.3	2.1
Consumer expenditures on goods and services	8.6	9.4	7.3	5.2	7.7	8.1	6.6	5.2
Business investment	20.1	8.0	7.3	6.6	16.9	3.9	6.2	4.8
Residential investment	27.0	6.0	4.7	4.9	23.2	0.9	5.8	3.8
Retail sales	12.6	2.6	2.8	3.3	12.8	4.0	3.7	3.6
Consumer Price Index	2.8	7.0	3.9	2.4	2.8	2.9	2.2	2.0
Residential sales value	57.7	-27.9	-4.0	7.4	57.7	-19.6	-5.1	2.2
B.C. Housing starts	26.2	-18.1	-10.2	0.0	25.6	-20.1	-5.3	-2.7
U.S. Housing starts	16.0	-0.1	-12.5	-1.4	15.6	-7.2	-5.4	-1.4

SPF 2x4 price ($US/thousand board feet)	$881	$850	$530	$500	$883	$575	$475	$450
Exchange rate (US cents/Canadian dollar)	79.8	78.2	78.2	78.7	79.8	79.9	79.3	78.9

Fiscal Year	2021/22	2022/23	2023/24	2024/25	2021/22	2022/23	2023/24	2024/25
Natural gas price ($Cdn/GJ at plant inlet)	$2.34	$4.61	$3.22	$2.75	$2.38	$2.09	$1.67	$1.55
Bonus bid average bid price per hectare ($)	$660	$200	$275	$300	$660	$275	$275	$300
Electricity price ($US/mega-watt hour, Mid-C)	$52	$85	$84	$70	$53	$58	$57	$51
Metallurgical coal price ($US/tonne, fob Australia)	$224	$349	$253	$209	$223	$202	$163	$158
Copper price ($US/lb)	$4.40	$4.22	$3.88	$3.74	$4.30	$3.95	$3.73	$3.57
Average stumpage rates ($Cdn/cubic metre)	$39.32	$29.87	$22.76	$21.48	$37.14	$25.04	$20.71	$20.75
Crown harvest volumes (million cubic metres)	42.6	40.0	38.5	39.5	45.0	40.0	38.5	39.5

Income Tax Revenue

Personal income tax revenue is up $2.9 billion reflecting stronger 2021 preliminary tax assessment information and expected higher 2022 household income growth. The increased revenue includes a one-time $1.4 billion prior year adjustment relating to 2021/22 and a $1.5 billion ongoing base impact beginning in 2022/23. The 2021 preliminary income tax assessment results show strong increases in earnings of high-income individuals from investment, capital gains and dividends. Household income is forecast to increase 6.4 per cent in 2022, compared to the budget assumption of 3.6 per cent, due to strong growth in employment incomes reflecting the tight labour market.

Corporate income tax revenue is up $1.8 billion due to increased advance instalments from the federal government and an improved prior year settlement payment. The higher forecast for advance instalments is due to a significant improvement in the federal government forecast for 2022 national corporate taxable income, which is expected to grow at 18.7 per cent compared to 2.1 per cent assumed at budget. The increased projection for the prior year settlement payment reflects stronger 2021 preliminary provincial tax assessment results.

8 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Employer health tax revenue is up $243 million reflecting increases in employer payrolls (forecast uses employee compensation as a proxy). Employee compensation is now projected to increase 10.9 per cent in 2022 compared to the budget assumption of 6.0 per cent growth.

Other Tax Revenue

Provincial sales tax revenue is up $374 million mainly due to improvements reflected in the 2021/22 Public Accounts that will carry forward, as well as increases in various components of taxable expenditures in 2022. Lower than expected rebates on select machinery and equipment also contributed to higher revenues.

Insurance premium tax revenue is up $55 million reflecting year-to-date activity.

Tobacco tax revenues are down $45 million due to lower year-to-date sales reflecting consumer lifestyle changes.

Carbon tax revenues are down $50 million due to impacts of the 2021/22 year-end results, partly offset by improved year-to-date sales volumes on major fuel types. Carbon tax projection includes a rate increase to $50/tonne of carbon dioxide equivalent emissions, effective April 1, 2022, which was included in the Budget 2022 forecast.

Other taxation revenues are up $72 million due to higher property taxes, including the speculation and vacancy tax, reflecting the impacts of the 2021/22 results.

Natural Resources Revenue

Revenue from natural gas royalties is up $1.7 billion mainly due to higher prices for natural gas and natural gas liquids partially offset by increased utilization of royalty program credits. The forecast also reflects the transition to a new royalty system, applicable to all new wells, phased in over two years starting on September 1, 2022. The updated natural gas price forecast is $4.61 ($Cdn/gigajoule, plant inlet), up from the Budget 2022 outlook ($2.09). Since the prices for natural gas liquids (e.g. pentane and condensate) are more closely aligned to oil rather than natural gas, the higher byproduct royalties from these commodities reflect the expected increase in oil prices, now forecast to be $101.29 US/barrel in 2022/23, up 43 per cent from the budget outlook.

Revenue from coal, metals, minerals and other mining-related sources is up $443 million mainly reflecting increased commodity prices attributable to strong global steel production, increased demand, and higher mining tax rates as mine profitability improves. This increase is partially offset by higher mining costs.

Revenue from electricity sales under the Columbia River Treaty is up $137 million mainly reflecting higher Mid-C electricity prices which are closely aligned with natural gas prices. The price forecast reflects tightening of generation capacity in western electricity markets due to changing generation resources. Mid-C electricity prices, now forecast to be $84.91 US/mega-watt hour, are up 48 per cent from the budget outlook.

Forest revenue is up $394 million due to higher stumpage revenue and logging taxes reflecting improved lumber prices. Total stumpage rates, now forecast to be $29.87 Cdn/cubic metre, are up 19 per cent from the budget outlook. This year lumber prices for spruce-pine-fir 2x4 reached $1,410 US/thousand board feet in late-March prior to falling to $624 US/thousand board feet in mid-August, which is higher than the pre-pandemic price of $340 observed in mid-August 2019. The Ministry of Indigenous Relations and Reconciliation will recover an additional $56 million of stumpage revenue, which will support an interim enhancement to the Forest Consultation and Revenue Sharing Agreements with First Nations announced in April 2022.

First Quarterly Report 2022/23	| 9

Updated 2022/23 Financial Forecast

Revenue from other natural resources is up $36 million mainly due to increased petroleum royalties reflecting higher expected petroleum prices and production volumes, as well as increased water rentals collected under the Water Sustainability Act.

Other Taxpayer-supported Revenue

Other taxpayer-supported revenue consists of revenue from fees, licences, investment earnings and miscellaneous sources. These revenue sources are now expected to total $9.9 billion, down $132 million from budget. The updated forecast for fee revenues totals $5.0 billion, up $107 million from budget mainly due to higher projections from post-secondary institutions, health authorities and taxpayer-supported Crowns. The revised forecast for investment earnings is $1.2 billion, down $127 million from budget mainly due to lower investment returns in post-secondary institutions. The miscellaneous revenue outlook of $3.7 billion is down $112 million from budget mainly due lower projections from taxpayer-supported entities.

Federal Government Transfers

Federal government contributions are expected to be $12.6 billion, up $1.3 billion from budget.

Canada health and social transfers have improved by $257 million, mainly reflecting one-time pandemic relief funding to reduce or eliminate back-logs of medical and surgical procedures.

Other federal government contributions are up $1.0 billion mainly reflecting a change which allows earlier revenue recognition of eligible claims applied to Disaster Financial Assistance Arrangements ($828 million), funding through the Safe Restart Agreement supporting municipalities and transit systems ($102 million) as well as funding through the Safe Return to Class fund for school ventilation ($12 million). The remaining $59 million mainly reflects higher transfers to post-secondary institutions and the B.C. Housing Management Commission (refer to Table A1 for further details).

Commercial Crown Corporations

The outlook for commercial Crown corporation net income is $92 million higher than from Budget 2022 projections, mainly due to the BC Lottery Corporation’s net income forecast, which is $84 million higher1 mainly due to the revised casinos revenue assumptions. The forecast for the Liquor Distribution Branch (LDB) operations shows a $7 million improvement. The projections for the LDB were finalized before the start of the public sector union job action affecting LDB operations; the impact of such actions will be reflected in subsequent reports.

[1]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

10 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Expense

The First Quarterly Report expense forecast for 2022/23 is $3.1 billion higher than Budget 2022 mainly due to higher spending for affordability measures, the incremental cost of the Shared Recovery Mandate, and wildfire response.

Chart 1.3 Expense Changes from Budget 2022

Consolidated Revenue Fund (CRF) Spending

Statutory spending is projected at $3.2 billion in 2022/23 and includes the following:

•	$1.9 billion more for labour negotiations under the Shared Recovery Mandate which reflects the proposed mandate as of July 5, 2022. This amount is incremental to initial allocations included as part of Budget 2022 contingencies, for a total estimate of $2.6 billion. The total cost of the mandate is subject to change as bargaining continues, and will be updated in subsequent reports.

•	$1.0 billion allocation to support affordability measures in response to rising inflation. A number of measures are being considered, but were not yet finalized at the time of preparing the First Quarterly Report.

•	$229 million for fire management costs — this is in addition to the $194 million in the fire management voted appropriation, for a total spending forecast of $423 million;

•	$77 million for refundable tax transfers mainly reflecting preliminary 2021 tax assessments; and

•	$14 million in other statutory spending.

Other changes in CRF spending include $115 million savings in debt servicing costs due to lower debt levels.

First Quarterly Report 2022/23	| 11

Updated 2022/23 Financial Forecast

Contingencies

Budget 2022 includes a Contingencies vote of $4.8 billion in 2022/23, with $2.0 billion in the Pandemic and Recovery sub-vote, and $2.8 billion allocated to General Programs and CleanBC sub-votes. Contingencies help fund unexpected costs such as flood recovery, increased costs for government services, and emerging priorities. These allocations remain unchanged in the First Quarterly Report.

Pandemic and Recovery Contingencies

Budget 2022 allocated $2.0 billion for continued measures related to the pandemic and economic recovery. Table 1.4 provides an update on the notional allocations of the Province’s pandemic measures as of June 30, 2022.

Table 1.4 2022/23 Pandemic and Recovery Contingencies

$ millions	Updated Forecast
Initiative	Budget 2022	Q1
Health COVID-19 Management	875	875
Supports for Vulnerable Populations	175	220
Tourism Initiative Envelope	25	25
Other Recovery Initiatives	10	10
Unallocated: available for additional health or recovery measures	915	870
Total	2,000	2,000

Spending Recovered from Third Parties

Expenses funded by third parties are forecast to increase by $75 million mainly due to increased grant payments under the Forestry Consultation and Revenue-Sharing Agreements with First Nations.

Operating Transfers to Service Delivery Agencies

Operating transfers to service delivery agencies are forecast to be $1.8 billion higher than Budget 2022 mainly due to a $1.4 billion increase in projected allocations to health organizations, a $111 million increase to BC Housing Management Commission, and an additional $264 million to other service delivery agencies. These funding increases are related to spending forecast changes noted below.

Service Delivery Agency Spending

Service delivery agency expenses are forecast to increase by $1.7 billion in 2022/23 compared to Budget 2022.

•	School district expense forecasts are higher by $60 million mainly due to higher grants from the province to support school supplies and meal programs for students, as part of the affordability measures.

•	Post-secondary sector expenses are forecast to decrease by $54 million mainly due to lower other operating costs and lower grants to third parties, partly offset by higher salary and benefit costs.

•	The health authority and hospital society expense forecast is $1.6 billion higher than Budget 2022, reflecting updated funding allocations from the Province. The additional spending is related to COVID-19, the surgical and MRI strategy, mental health and addictions care, and BC Emergency Health Services.

12 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

•	Other service delivery agency spending is forecast to be $149 million higher than budget due to various updates across a number of agencies.

Detailed expense projections are disclosed in Table 1.9. Key spending assumptions and sensitivities are provided in the appendix Table A3.

Full-Time Equivalents for the BC Public Service

The projection of full-time equivalent (FTE) staff utilization for 2022/23 remains unchanged from budget at 34,400 FTEs.

Provincial Capital Spending

Capital spending is projected to total $13.8 billion in 2022/23 — $132 million higher than the forecast in Budget 2022 (see Tables 1.5 and 1.11).

Table 1.5 2022/23 Capital Spending Update

($ millions)
Taxpayer-supported capital spending at Budget 2022	9,279
Changes:
Timing of school district spending	(122)
Higher health authority spending	283
Timing of transportation sector spending	(48)
Higher social housing spending	51
Other net adjustments to capital schedules	(20)
Total taxpayer-supported changes	144
Taxpayer-supported capital spending - updated forecast	9,423

Self-supported capital spending at Budget 2022	4,374
Timing of BC Lottery Corporation spending	(10)
Lower other spending	(2)
Total self-supported changes	(12)
Self-supported capital spending - updated forecast	4,362
2022/23 provincial capital spending at the First Quarterly Report	13,785

Taxpayer-supported capital spending is projected at $9.4 billion. The $144 million increase since Budget 2022 is primarily due to higher planned spending in the health sector for routine capital projects funded by other sources. This is partially offset by scheduling changes for ongoing capital programs and projects currently under construction in the K-12 sector. Other minor changes include scheduling adjustments for ongoing capital programs in the transportation sector and current-year increases in social housing investments funded by other sources.

The planned increase in capital spending in 2022/23 does not reflect an increase in provincial funding, but rather a shift in timing of expenditures funded by other sources.

At $4.4 billion, self-supported capital spending is $12 million lower than Budget 2022 primarily due to changes in the timing of BC Lottery Corporation expenditures.

First Quarterly Report 2022/23	| 13

Updated 2022/23 Financial Forecast

Projects Over $50 million

Capital spending on projects greater than $50 million is presented in Table 1.12. Since Budget 2022 fourteen projects have been added to the table:

•	Westside Secondary ($106 million);

•	Capilano University – Student Housing ($58 million);

•	Douglas College – Academic and Student Housing ($293 million);

•	North Island College – Student Housing ($66 million);

•	Royal Roads University – Westshore Learning Centre ($98 million);

•	The University of British Columbia – School of Biomedical Engineering ($139 million);

•	University of the Fraser Valley – Student Housing ($74 million);

•	Centre for Children and Youth Living with Health Complexity ($222 million);

•	Vancouver General Hospital – Operating Rooms Renewal – Phase 2 ($332 million);

•	Highway 7 Widening – 266th St. to 287th St. ($106 million);

•	Surrey Langley SkyTrain ($4.0 billion);

•	BC Hydro – Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment ($67 million);

•	BC Hydro – Treaty Creek Terminal – Transmission Load Interconnection (KSM) project ($109 million); and

•	BC Hydro – Various Sites – NERC CIP-003v7 implementation ($60 million).

The following projects have been removed since Budget 2022 and are no longer listed in the table:

•	Simon Fraser University – Energy Systems Engineering Building;

•	6585 Sussex Ave (Affordable Rental Housing);

•	BC Hydro – South Fraser transmission relocation project;

•	BC Hydro – Supply Chain Applications project; and

•	ICBC – Enhanced Care Coverage Program.

Changes since Budget 2022 for existing projects include:

•	Coast Salish Elementary project’s anticipated total cost decreased from $52 million to $43 million to reflect the revised project cost. Internal borrowing decreased from $47 million to $38 million;

•	Eric Hamber Secondary project’s year of completion was amended from 2023 to 2024 to align with the revised project schedule;

•	Okanagan College Student Housing project’s anticipated total cost increased from $68 million to $70 million to reflect the revised scope of the project. Contributions from other sources increased from $1 million to $3 million;

14 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

•	University of Victoria Student Housing project’s anticipated total cost increased from $229 million to $231 million to reflect revised project cost. Contributions from other sources increased from $101 million to $103 million;

•	British Columbia Institute of Technology Student Housing project’s anticipated total cost increased from $114 million to $120 million to reflect the updated post-tender budget. Contributions from other sources increased from $6 million to $12 million;

•	Children’s and Women’s Hospital Redevelopment project’s anticipated cost for direct procurement decreased from $298 million to $289 million to reflect revised project cost. Internal borrowing decreased from $168 million to $163 million and contributions from other sources decreased from $130 million to $126 million;

•	Dogwood Lodge Long-term Care Home Replacement project’s year of completion was amended from 2022 to 2023 to align with the revised project schedule. The project’s anticipated total cost increased from $58 million to $65 million to reflect the revised scope of the project. Contributions from other sources increased from $58 million to $65 million;

•	Stuart Lake Hospital Replacement project’s anticipated total cost increased from $116 million to $158 million to reflect the updated post-tender budget. Internal borrowing increased from $98 million to $140 million;

•	Mills Memorial Hospital Replacement project’s anticipated total cost increased from $623 million to $633 million to reflect the updated post tender budget. Contributions from other sources increased from $110 million to $120 million;

•	Cowichan District Hospital Replacement project’s year of completion was amended from 2026 to 2027 to align with the revised project schedule;

•	New St. Paul’s Hospital project anticipated total cost increased from $2.174 billion to $2.180 billion to reflect the updated post-tender budget. Contributions from other sources increased from $847 million to $853 million;

•	Highway 1 216th – 264th Street widening project’s year of completion was amended from 2024 to 2025, and the project’s anticipated total cost increased from $235 million to $345 million, due to complex geotechnical conditions requiring more robust engineering solutions, and updated cost forecasts for materials and labour based on current market and supply conditions. Internal borrowing increased from $99 million to $226 million, federal contributions decreased from $109 million to $96 million, and other contributions decreased from $27 million to $23 million;

•	Fort St. John and Taylor Electric Supply project’s anticipated total cost decreased from $52 million to $51 million due to lower overhead transmission line construction costs;

•	Downtown Vancouver Electricity Supply: West End Strategic Property Purchase project’s anticipated total cost decreased from $81 million to $74 million to reflect the revised project cost;

•	Wahleach refurbish generator project’s year of completion was amended from 2022 to 2023 due to extreme flooding in 2021 in the Fraser Valley. A reservoir drawdown in 2022 for the required outage has been delayed to 2023; and

•	Sperling substation (SPG) metalclad switchgear replacement project’s year of completion was amended from 2025 to 2026 and total anticipated project cost increased from $54 million to $76 million due to complex site preparation taking longer than expected.

First Quarterly Report 2022/23	| 15

Updated 2022/23 Financial Forecast

Provincial Debt

The provincial debt is projected to total $97.5 billion by the end of the fiscal year — $7.9 billion lower than the forecast in Budget 2022. This improvement is primarily due to better operating results.

Table 1.6 2022/23 Provincial Debt Update 1

($ millions)
Taxpayer-supported debt forecast at Budget 2022	73,475
Changes:
Higher debt level from 2021/22	610
Improved operating results (before forecast allowance)	(6,167)
Non-cash items	123
Changes in cash balances [2]	(2,749)
Changes in other working capital balances [3]	1,306
Taxpayer-supported capital spending	144
Total taxpayer-supported changes	(6,733)
Taxpayer-supported debt - updated forecast	66,742

Self-supported debt forecast at Budget 2022	30,956
Changes:
Lower debt level from 2021/22	(489)
Lower capital spending	(12)
Changes in internal financing	(671)
Total self-supported changes	(1,172)

Self-supported debt - updated forecast	29,784
Forecast allowance	1,000
2022/23 provincial debt forecast at the First Quarterly Report	97,526

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	Reflects changes in cash balances at April 1, 2022 and includes all cash balances from the Consolidated Revenue Fund, School Districts, Universities, Colleges, Health Authorities, Hospital Societies and other taxpayer-supported agencies.

[3]	Changes in other working capital balances include changes in accounts receivables, accounts payable, accrued liabilities, deferred revenue, investments, restricted assets and other assets.

Taxpayer-supported debt is forecast to be $66.7 billion at the end of 2022/23 — $6.7 billion lower than forecast in Budget 2022. This decrease reflects the change in operating results of $6.0 billion (including non-cash items), change in cash and other working capital balances of $1.4 billion, a higher opening balance of $610 million, and higher capital spending of $144 million.

The taxpayer-supported debt-to-GDP ratio is projected to end 2022/23 at 17 per cent — 3.0 percentage points lower than forecast in Budget 2022. The taxpayer-supported debt-to-revenue ratio is forecast to end the fiscal year at 88.4 per cent — 22.5 percentage points lower than forecast at budget.

16 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Chart 1.4 Debt Affordability

1 The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

Self-supported debt is forecast to be $29.8 billion at the end of 2022/23 — $1.2 billion lower than Budget 2022, reflecting lower than expected 2021/22 debt (by $489 million) and higher internal financing ($671 million).

The forecast allowance remains at $1.0 billion to mirror the operating statement forecast allowance.

While the Province’s debt level is expected to increase by $6.9 billion over the year, the B.C. government is able to borrow at relatively low interest rates, with debt affordability remaining at levels that are lower than they have been historically. The Province’s taxpayer-supported interest bite is 2.6 cents per dollar of revenue.

Details on provincial debt are shown in Table 1.13.

Total provincial debt is presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking fund investments and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province. The reconciliation between provincial debt and the financial statement debt is shown in Table 1.14.

First Quarterly Report 2022/23	| 17

Updated 2022/23 Financial Forecast

Risks to the Fiscal Forecast

The major risks to the updated economic and fiscal forecasts include heightened geopolitical conflict and tension in Europe exacerbating inflation and supply chains, and ongoing uncertainty regarding the evolution of the pandemic.

Personal and corporate income tax assessments for the 2021 tax year will not be finalized until March 2023. Property transfer tax and provincial sales tax revenues are impacted by the number of residential transactions, average home sale prices and the amount of taxable purchases of goods and services. Natural resource revenues are affected by international commodity prices, and the health of B.C.’s major trading partners. The global COVID-19 pandemic continues to pose heightened risks to these and other factors affecting own source revenues.

Recently, the Supreme Court of B.C. issued a judgement ruling that the cumulative impacts of natural resource development, authorized by the province of British Columbia, infringed Blueberry River First Nations’ Treaty 8 rights. The impact of this judgement on the province’s economic and fiscal outlooks are uncertain at this point; while the Province is working collaboratively with Treaty 8 Nations to make progress on some applications, the longer-term approach for permitting activities in the impacted area is still being determined.

The spending forecast contained in the fiscal plan is based on ministry and service delivery agency plans. Risks include changes in planning assumptions such as demand for government services in the health care, education, and community social services sectors, as well as costs associated with fighting forests fires and responding to other natural disasters.

The updated spending forecast includes $1.9 billion more for labour negotiations under the Shared Recovery Mandate which reflects the proposed mandate as of July 5, 2022. This amount is incremental to initial allocations included as part of Budget 2022 contingencies, for a total estimate of $2.6 billion for the fiscal year 2022/23. At the time of preparing the First Quarterly Report, there were no signed agreements. Updated costs associated with the Shared Recovery Mandate will be provided in future reports.

Capital spending may be influenced by several factors including design development, procurement activity, labour shortages, ongoing supply chain issues, inflation, weather, geotechnical conditions and interest rates.

As a result of these uncertainties, the actual operating result, capital spending, and debt levels may differ from the current forecast. Government will continue to update the fiscal outlook throughout the year in the second and third quarterly reports.

The potential fiscal impacts from these risks may be partly offset by the prudence incorporated in the updated forecast, including the lower economic outlook compared to the private sector forecasters, the $4.8 billion contingencies vote allocation, and the $1.0 billion forecast allowance.

18 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Supplementary Schedules

The following tables provide the financial results for the three months ended June 30, 2022 and the 2022/23 full-year forecast.

Table 1.7 2022/23 Operating Statement

	Year-to-Date to June 30				Full Year
	2022 /23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22	Budget	Forecast	Variance	2021/22
Revenue	17,675	18,750	1,075	16,582	68,552	77,854	9,302	72,392
Expense	(16,532)	(16,564)	(32)	(15,607)	(73,013)	(76,148)	(3,135)	(71,086)
Surplus (deficit) before forecast allowance	1,143	2,186	1,043	975	(4,461)	1,706	6,167	1,306
Forecast allowance	-	-	-	-	(1,000)	(1,000)	-	-
Surplus (deficit)	1,143	2,186	1,043	975	(5,461)	706	6,167	1,306
Accumulated surplus (deficit) beginning of the year excluding other comprehensive income	1,975	3,693	1,718	2,387	1,975	3,693	1,718	2,387
Accumulated surplus (deficit) before comprehensive income	3,118	5,879	2,761	3,362	(3,486)	4,399	7,885	3,693
Accumulated other comprehensive income from self-supported Crown agencies	1,065	(967)	(2,032)	847	1,072	(676)	(1,748)	462
Accumulated surplus (deficit) end of period	4,183	4,912	729	4,209	(2,414)	3,723	6,137	4,155

First Quarterly Report 2022/23	| 19

Updated 2022/23 Financial Forecast

Table 1.8 2022/23 Revenue by Source

	Year-to-Date to June 30				Full Year
	2022/23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22	Budget	Forecast	Variance	2021/22
Taxation
Personal income	3,181	3,181	-	2,769	12,848	15,772	2,924	13,704
Corporate income	2,614	2,612	(2)	2,288	5,501	7,314	1,813	5,053
Employer health	562	599	37	481	2,257	2,500	243	2,443
Sales [1]	2,235	2,319	84	2,124	9,009	9,383	374	8,731
Fuel	249	250	1	225	1,051	1,051	-	1,022
Carbon	548	566	18	517	2,311	2,261	(50)	2,011
Tobacco	164	157	(7)	196	760	715	(45)	708
Property	783	773	(10)	740	3,173	3,245	72	3,012
Property transfer	795	863	68	946	2,500	2,500	-	3,327
Insurance premium	165	165	-	179	660	715	55	706
	11,296	11,485	189	10,465	40,070	45,456	5,386	40,717
Natural resource
Natural gas royalties	211	552	341	94	911	2,599	1,688	920
Forests	233	277	44	265	1,121	1,515	394	1,893
Other natural resource revenues [2]	284	587	303	293	1,355	1,971	616	1,658
	728	1,416	688	652	3,387	6,085	2,698	4,471
Other revenue
Post-secondary education fees	492	463	(29)	466	2,679	2,714	35	2,536
Fees and licenses [3]	516	571	55	502	2,207	2,279	72	2,048
Investment earnings	301	291	(10)	373	1,298	1,171	(127)	1,306
Miscellaneous [4]	795	975	180	874	3,807	3,695	(112)	3,910
	2,104	2,300	196	2,215	9,991	9,859	(132)	9,800
Contributions from the federal government
Health and social transfers	2,091	2,091	-	1,985	8,363	8,620	257	8,541
COVID-19 related funding	4	7	3	4	40	176	136	301
Other federal government contributions [5]	662	522	(140)	480	2,937	3,802	865	3,138
	2,757	2,620	(137)	2,469	11,340	12,598	1,258	11,980
Commercial Crown corporation net income
BC Hydro	(7)	(12)	(5)	10	712	712	-	668
Liquor Distribution Branch	309	324	15	309	1,166	1,173	7	1,189
BC Lottery Corporation [6]	330	405	75	129	1,415	1,499	84	1,211
ICBC [7]	119	167	48	294	327	327	-	2,216
Other [8]	39	45	6	39	144	145	1	140
	790	929	139	781	3,764	3,856	92	5,424
Total revenue	17,675	18,750	1,075	16,582	68,552	77,854	9,302	72,392

[1]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.

[2]	Columbia River Treaty, other energy and minerals, water rental and other resources.

[3]	Healthcare-related, motor vehicle, and other fees.

[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.

[6]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

[7]	Does not include non-controlling interest.

[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

20 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Table 1.9 2022/23 Expense by Ministry, Program and Agency

	Year-to-Date to June 30				Full Year
	2022/23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22 [1]	Budget	Forecast	Variance	2021/22 [1]
Office of the Premier	4	4	-	3	15	15	-	13
Advanced Education and Skills Training	642	655	13	666	2,613	2,613	-	2,627
Agriculture, Food and Fisheries	20	38	18	22	107	107	-	114
Attorney General	355	364	9	343	1,374	1,377	3	1,301
Children and Family Development	428	401	(27)	348	1,742	1,742	-	1,681
Citizens’ Services	149	167	18	155	657	657	-	610
Education and Child Care	2,330	2,330	-	2,245	8,217	8,217	-	7,853
Energy, Mines and Low Carbon Innovation	19	17	(2)	15	112	112	-	322
Environment and Climate Change Strategy	55	77	22	48	368	379	11	565
Finance	333	197	(136)	183	1,221	1,221	-	1,963
Forests	169	208	39	192	832	1,061	229	1,529
Health	6,111	6,029	(82)	5,533	25,456	25,456	-	25,723
Indigenous Relations and Reconciliation	99	86	(13)	39	178	178	-	548
Jobs, Economic Recovery and Innovation	32	26	(6)	31	111	111	-	592
Labour	4	7	3	6	17	17	-	37
Land, Water and Resource Stewardship	23	31	8	27	92	92	-	82
Mental Health and Addictions	5	3	(2)	4	25	25	-	19
Municipal Affairs	221	231	10	78	260	260	-	404
Public Safety and Solicitor General	231	276	45	246	1,394	1,394	-	1,522
Social Development and Poverty Reduction	1,091	1,112	21	1,059	4,456	4,456	-	4,354
Tourism, Arts, Culture and Sport	65	39	(26)	43	173	173	-	405
Transportation and Infrastructure	232	235	3	230	956	956	-	974
Total ministries and Office of the Premier	12,618	12,533	(85)	11,516	50,376	50,619	243	53,238
Management of public funds and debt	335	332	(3)	317	1,378	1,263	(115)	1,280
Contingencies - General programs and CleanBC	-	-	-	-	2,848	2,848	-	-
Pandemic and Recovery Contingencies	-	151	151	317	2,000	2,000	-	-
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	1,900	1,900	-
Affordability measures	-	-	-	-	-	1,000	1,000	-
Funding for capital expenditures	384	238	(146)	327	3,734	3,491	(243)	2,202
Refundable tax credit transfers	497	497	-	465	2,044	2,121	77	1,837
Legislative Assembly and other appropriations	40	38	(2)	35	185	185	-	208
Total appropriations	13,874	13,789	(85)	12,977	62,565	65,427	2,862	58,765
Elimination of transactions between appropriations [2]	(4)	(4)	-	(3)	(17)	(24)	(7)	(13)
Prior year liability adjustments	-	-	-	-	-	-	-	(39)
Consolidated revenue fund expense	13,870	13,785	(85)	12,974	62,548	65,403	2,855	58,713
Expenses recovered from external entities	707	693	(14)	809	4,011	4,086	75	4,054
Elimination of funding provided to service delivery agencies	(8,587)	(8,495)	92	(8,170)	(35,863)	(37,393)	(1,530)	(35,558)
Total direct program spending	5,990	5,983	(7)	5,613	30,696	32,096	1,400	27,209
Service delivery agency expense
School districts	2,245	2,254	9	2,160	7,733	7,793	60	7,429
Universities	1,399	1,385	(14)	1,267	6,154	6,057	(97)	5,621
Colleges and institutes	367	379	12	358	1,528	1,571	43	1,508
Health authorities and hospital societies	4,901	5,029	128	4,600	19,644	21,224	1,580	20,783
Other service delivery agencies	1,630	1,534	(96)	1,609	7,258	7,407	149	8,536
Total service delivery agency expense	10,542	10,581	39	9,994	42,317	44,052	1,735	43,877
Total expense	16,532	16,564	32	15,607	73,013	76,148	3,135	71,086

[1]	Restated to reflect government’s current organization and accounting policies.

[2]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account.

First Quarterly Report 2022/23	| 21

Updated 2022/23 Financial Forecast

Table 1.10 2022/23 Expense by Function

	Year-to-Date to June 30				Full Year
	2022/23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22	Budget	Forecast	Variance	2021/22
Health [1]	6,738	6,600	(138)	6,316	27,685	27,804	119	27,584
Education [2]	4,288	4,278	(10)	4,040	16,673	16,610	(63)	15,795
Social services	1,830	1,783	(47)	1,626	7,916	7,920	4	7,268
Protection of persons and property	499	567	68	506	2,479	2,474	(5)	2,937
Transportation	530	505	(25)	527	2,454	2,398	(56)	4,453
Natural resources and economic development	751	773	22	682	3,748	4,075	327	5,213
Other	804	727	(77)	432	2,636	2,546	(90)	3,058
Contingencies - General programs and CleanBC [3]	-	-	-	-	2,848	2,848	-	-
Pandemic and Recovery Contingencies [3]	-	151	151	317	2,000	2,000	-	-
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	1,900	1,900	-
Affordability measures	-	-	-	-	-	1,000	1,000	-
General government	397	475	78	409	1,648	1,682	34	2,036
Debt servicing	695	705	10	752	2,926	2,891	(35)	2,742
Total expense	16,532	16,564	32	15,607	73,013	76,148	3,135	71,086

[1]	Payments for healthcare services by the Ministry of Social Development and Poverty Reduction and the Ministry of Children and Family Development made on behalf of their clients are reported in the Health function.

[2]	Payments for training costs by the Ministry of Social Development and Poverty Reduction made on behalf of its clients are reported in the Education function.

[3]	Contingencies for the prior fiscal year are reported in the relevant functions; the current year forecast is not yet allocated to functions.

22 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Table 1.11 2022/23 Capital Spending

	Year-to-Date to June 30				Full Year
	2022/23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22	Budget	Forecast	Variance	2021/22
Taxpayer-supported
Education
School districts	264	214	(50)	244	1,082	960	(122)	1,001
Post-secondary institutions	205	161	(44)	149	1,237	1,237	-	899
Health	194	129	(65)	117	2,584	2,867	283	1,555
BC Transportation Financing Authority	638	393	(245)	329	2,644	2,638	(6)	1,364
BC Transit	58	26	(32)	22	178	136	(42)	67
Government ministries	96	78	(18)	49	755	755	-	386
Social housing [1]	264	62	(202)	296	572	623	51	642
Other	31	12	(19)	12	227	207	(20)	88
Total taxpayer-supported	1,750	1,075	(675)	1,218	9,279	9,423	144	6,002

Self-supported
BC Hydro	1,054	894	(160)	888	4,131	4,131	-	3,475
Columbia Basin power projects [2]	3	2	(1)	2	11	11	-	9
BC Railway Company	3	-	(3)	1	12	13	1	2
ICBC	13	18	5	15	60	60	-	54
BC Lottery Corporation	25	4	(21)	6	120	110	(10)	90
Liquor Distribution Branch	10	3	(7)	5	40	37	(3)	22
Other [3]	-	-	-	-	-	-	-	78
Total self-supported	1,108	921	(187)	917	4,374	4,362	(12)	3,730

Total capital spending	2,858	1,996	(862)	2,135	13,653	13,785	132	9,732

[1]	Includes BC Housing Management Commission and Provincial Rental Housing Corporation.

[2]	Joint ventures of the Columbia Power Corporation and Columbia Basin Trust.

[3]	Includes post-secondary institutions’ self-supported subsidiaries.

First Quarterly Report 2022/23	| 23

Updated 2022/23 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2022 released on February 22, 2022.

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Jun. 30, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	76	7	83	63	-	-	20
New Westminster Secondary [2]	2021	89	18	107	107	-	-	-
Coast Salish Elementary [3]	2022	16	27	43	38	-	-	5
Handsworth Secondary [2]	2022	65	4	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle	2022	72	17	89	89	-	-	-
Quesnel Junior School	2022	32	20	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School	2022	47	7	54	49			5
Burnaby North Secondary	2023	60	48	108	99	-	-	9
Victoria High School	2023	48	32	80	77	-	-	3
Eric Hamber Secondary	2024	39	67	106	94	-	-	12
Cowichan Secondary	2024	13	73	86	84	-	-	2
Westside Secondary	2028	-	106	106	103	-	-	3
Seismic mitigation program [4]	2030	1,157	869	2,026	2,026	-	-	-
Total schools		1,773	1,297	3,070	3,011	-	-	59
Post-secondary institutions
British Columbia Institute of Technology
– Health Sciences Centre for Advanced Simulation	2022	75	13	88	66	-	-	22
Simon Fraser University – Student Housing	2022	80	24	104	73	-	-	31
Okanagan College – Student Housing	2023	1	69	70	67	-	-	3
University of Victoria – Student Housing	2023	143	88	231	128	-	-	103
British Columbia Institute of Technology - Student Housing	2024	4	116	120	108	-	-	12
Capilano University – Student Housing	2024	1	57	58	41	-	-	17
North Island College – Student Housing	2024	1	65	66	64	-	-	2
Royal Roads University - Westshore Learning Centre	2024	19	79	98	78	-	-	20
University of the Fraser Valley – Student Housing	2024	-	74	74	62	-	-	12
University of Victoria
– Engineering and Computer Science Building Expansion	2024	5	85	90	65	-	-	25
The University of British Columbia
– School of Biomedical Engineering	2025	-	139	139	25	-	-	114
Douglas College
– Academic and Student Housing	2027	-	293	293	189	-	-	104
British Columbia Institute of Technology
– Trades and Technology Complex	2027	-	163	163	137	-	-	26
Total post-secondary institutions		329	1,265	1,594	1,103	-	-	491
Health facilities
Children’s and Women’s Hospital Redevelopment [2]
– Direct procurement	2020	289	-	289	163	-	-	126
– P3 contract	2018	368	-	368	167	187	-	14
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	127	4	131	131	-	-	-
Vancouver General Hospital – Operating Rooms Renewal – Phase 1 [2]	2021	101	1	102	35	-	-	67
Peace Arch Hospital Renewal	2022	81	10	91	8	-	-	83
Penticton Regional Hospital – Patient Care Tower
– Direct procurement	2022	63	13	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement	2023	32	33	65	-	-	-	65
Lions Gate Hospital – New Acute Care Facility	2024	60	250	310	144	-	-	166
Stuart Lake Hospital Replacement	2024	12	146	158	140	-	-	18
Royal Inland Hospital Patient Care Tower
– Direct procurement	2025	40	89	129	39	-	-	90
– P3 contract	2022	286	2	288	-	164	-	124

Health facilities continued on the next page

24 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2022 released on February 22, 2022.

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Jun. 30, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Health facilities continued
Cariboo Memorial Hospital Redevelopment	2026	9	209	218	131	-	-	87
Dawson Creek and District Hospital Replacement	2026	9	369	378	247	-	-	131
Mills Memorial Hospital Replacement	2026	175	458	633	513	-	-	120
Royal Columbian Hospital Redevelopment – Phases 2 & 3	2026	255	989	1,244	1,182	-	-	62
Cowichan District Hospital Replacement	2027	19	868	887	605	-	-	282
New St Paul’s Hospital	2027	333	1,847	2,180	1,327	-	-	853
Burnaby Hospital Redevelopment - Phase 1 [5]	2027	25	587	612	578	-	-	34
New Surrey Hospital and BC Cancer Centre	2027	5	1,655	1,660	1,660	-	-	-
Centre for Children and Youth Living with Health Complexity	2028	1	221	222	193	-	-	29
Vancouver General Hospital – Operating Rooms Renewal – Phase 2	2028	-	332	332	312	-	-	20
Richmond Hospital Redevelopment	2031	1	860	861	791	-	-	70
Clinical and Systems Transformation	2025	620	83	703	702	-	-	1
iHealth Project – Vancouver Island Health Authority	2025	124	31	155	55	-	-	100
Total health facilities		3,514	9,061	12,575	9,383	490	-	2,702
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	66	4	70	37	-	33	-
Highway 1 Illecillewaet Four-Laning and Brake Check improvements [2]	2021	72	13	85	69	-	16	-
Highway 1 Lower Lynn Corridor improvements [2]	2021	174	24	198	77	-	66	55
Highway 99 10-Mile Slide [2]	2021	71	13	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements	2022	43	11	54	40	-	14	-
Highway 14 Corridor improvements	2022	55	22	77	48	-	29	-
Highway 1 Chase Four-Laning	2023	70	150	220	208	-	12	-
Highway 1 Salmon Arm West	2023	72	83	155	124	-	31	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	188	72	260	87	-	82	91
Kootenay Lake ferry service upgrade	2023	37	48	85	68	-	17	-
West Fraser Road Realignment	2023	44	59	103	103	-	-	-
Highway 1 Quartz Creek Bridge Replacement	2024	41	80	121	71	-	50	-
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2024	29	214	243	161	-	82	-
Highway 1 Kicking Horse Canyon Phase 4 [6]	2024	341	260	601	386	-	215	-
Pattullo Bridge Replacement [7]	2024	519	858	1,377	1,076	301	-	-
Highway 1 216th - 264th Street widening	2025	33	312	345	226	-	96	23
Highway 1 R.W. Bruhn Bridge	2025	32	193	225	134	-	91	-
Broadway Subway [8]	2025	790	2,037	2,827	1,380	450	897	100
Highway 7 Widening - 266th St to 287th St	2025	13	93	106	77	-	29	-
Highway 99 / Steveston Interchange,
Transit & Cycling Improvements [9]	2025	17	120	137	137	-	-	-
Surrey Langley Skytrain Project [10]	2028	31	3,979	4,010	2,476	-	1,306	228
Fraser River Tunnel Project [9,11]	2030	15	4,133	4,148	4,148	-	-	-
Total transportation		2,753	12,778	15,531	11,217	751	3,066	497
Other taxpayer-supported
Stanley New Fountain Hotel (Affordable Rental Housing)	2022	60	9	69	19	-	-	50
13583 81st Ave (Affordable Rental Housing)	2023	26	24	50	37	-	-	13
Crosstown - (Supportive Housing Fund and Community Housing Fund)	2023	14	58	72	61	-	-	11
58 W Hastings (Supportive Housing Fund)	2024	1	157	158	61	-	19	78
Clark & 1st Ave (Affordable Rental Housing)	2024	7	102	109	75	-	-	34
Nanaimo Correctional Centre Replacement	2024	50	117	167	167	-	-	-
Royal BC Museum - Collections and Research Building	2025	20	204	224	224	-	-	-
Total other		178	671	849	644	-	19	186
Total taxpayer-supported		8,547	25,072	33,619	25,358	1,241	3,085	3,935

First Quarterly Report 2022/23	| 25

Updated 2022/23 Financial Forecast

Table 1.12 Capital Expenditure Projects Greater Than $50 million 1
Note: Information in bold type denotes changes from Budget 2022 released on February 22, 2022.

		Project	Estimated	Anticipated
($ millions)	Year of Completion	Cost to Jun. 30, 2022	Cost to Complete	Total Cost	Internal/ Borrowing	P3 Liability	Federal Gov’t	Other Contrib’ns
Power generation and transmission
BC Hydro
– John Hart generating station replacement [2]	2019	978	1	979	979	-	-	-
– Fort St. John and Taylor Electric Supply [2]	2020	51	-	51	51	-	-	-
– UBC load increase stage 2 project [2]	2020	52	4	56	56	-	-	-
– Bridge River 2 upgrade units 7 and 8 project [2]	2021	72	6	78	78	-	-	-
– LNG Canada load interconnection project [2]	2021	80	2	82	58	-	-	24
– Peace Region Electricity Supply (PRES) project [2,12]	2021	215	1	216	216	-	TBD	-
– Downtown Vancouver Electricity Supply:
West End strategic property purchase [2]	2022	73	1	74	74	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2022	64	11	75	75	-	-	-
– Mica replace units 1 to 4 generator transformers project	2022	66	14	80	80	-	-	-
– 5L063 Telkwa relocation project	2023	29	37	66	66	-	-	-
– Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment project	2023	34	33	67	67	-	-	-
– Mica modernize controls project	2023	39	17	56	56	-	-	-
– Mount Lehman substation upgrade project	2023	46	12	58	58	-	-	-
– Street light replacement program	2023	41	34	75	75	-	-	-
– Various Sites - NERC CIP-003v7 implementation project	2023	24	36	60	60	-	-	-
– Wahleach refurbish generator project	2023	39	12	51	51	-	-	-
– Capilano substation upgrade project	2024	36	51	87	87	-	-	-
– Vancouver Island radio system project	2024	35	18	53	53	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	7	77	84	84	-	-	-
– Site C project [13]	2025	9,343	6,657	16,000	16,000	-	-	-
– Sperling substation (SPG) metalclad switchgear replacement project	2026	21	55	76	76	-	-	-
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2026	11	98	109	72	-	-	37

Total power generation and transmission		11,356	7,177	18,533	18,472	-	-	61

Total self-supported		11,356	7,177	18,533	18,472	-	-	61

Total $50 million projects		19,903	32,249	52,152	43,830	1,241	3,085	3,996

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.

[2]	Assets have been put into service and only trailing costs remain.

[3]	The anticipated total cost was previously reported as $52 million and has been reduced to $43 million to reflect current estimates.

[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.

[5]	The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.

[6]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.

[7]	Pattullo Bridge forecasted to open to the public in 2024 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.

[8]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.

[9]	Project is part of the Highway 99 Tunnel Program.

[10]	Total project cost includes $3.939 billion capital costs and $0.071 billion operating costs.

[11]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.

[12]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government’s contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.

[13]	The approved updated project cost estimate is $16 billion, with a project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

26 |	First Quarterly Report 2022/23

Updated 2022/23 Financial Forecast

Table 1.13 2022/23 Provincial Debt 1

	Year-to-Date to June 30				Full Year
	2022/23			Actual	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22	Budget	Forecast	Variance	2021/22
Taxpayer-supported debt Provincial government
Operating	6,892	4,710	(2,182)	9,720	10,411	2,197	(8,214)	7,233
Capital [2]	37,907	36,801	(1,106)	33,926	40,573	40,178	(395)	36,487
Total provincial government	44,799	41,511	(3,288)	43,646	50,984	42,375	(8,609)	43,720

Taxpayer-supported entities
BC Transportation Financing Authority	15,595	17,623	2,028	13,782	17,512	19,711	2,199	14,615
Health authorities and hospital societies	1,860	1,833	(27)	1,872	1,831	1,801	(30)	1,839
Post-secondary institutions	896	924	28	880	888	908	20	922
Social housing [3]	1,339	1,190	(149)	746	1,932	1,651	(281)	974
Other	158	171	13	306	328	296	(32)	271
Total taxpayer-supported entities	19,848	21,741	1,893	17,586	22,491	24,367	1,876	18,621
Total taxpayer-supported debt	64,647	63,252	(1,395)	61,232	73,475	66,742	(6,733)	62,341
Self-supported debt	29,353	28,795	(558)	28,018	30,956	29,784	(1,172)	28,325
Total debt before forecast allowance	94,000	92,047	(1,953)	89,250	104,431	96,526	(7,905)	90,666
Forecast allowance	-	-	-	-	1,000	1,000	-	-
Total provincial debt	94,000	92,047	(1,953)	89,250	105,431	97,526	(7,905)	90,666

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts. Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[3]	Includes debt incurred by BC Housing Management Commission and the Provincial Rental Housing Corporation to fund investments in affordable housing through HousingHub. The debt forecast reflects projects that have been approved as of June 2022.

First Quarterly Report 2022/23	| 27

Updated 2022/23 Financial Forecast

Table 1.14 2022/23 Statement of Financial Position

($ millions)	Actual March 31, 2022	Year-to-Date June 30, 2022	Forecast March 31, 2023
Financial assets:
Cash and temporary investments	7,142	5,924	3,794
Other financial assets	17,105	17,722	18,630
Sinking funds	510	532	519
Investments in commercial Crown corporations:
Retained earnings	12,223	11,403	12,188
Recoverable capital loans	27,218	27,592	28,395
Total investments in commercial Crown corporations	39,441	38,995	40,583
Total financial assets	64,198	63,173	63,526
Liabilities:
Accounts payable and accrued liabilities	16,829	13,125	14,559
Deferred revenue	13,379	14,432	14,837
Debt:
Taxpayer-supported debt	62,341	63,252	66,742
Self-supported debt	28,325	28,795	29,784
Forecast allowance	-	-	1,000
Total provincial debt	90,666	92,047	97,526
Add: debt offset by sinking funds	510	532	519
Less : guarantees and non-guaranteed debt	(1,402)	(1,320)	(1,392)
Financial statement debt	89,774	91,259	96,653
Total liabilities	119,982	118,816	126,049
Net liabilities	(55,784)	(55,643)	(62,523)
Capital and other non-financial assets:
Tangible capital assets	56,001	56,436	62,734
Other non-financial assets	3,938	4,119	3,512
Total capital and other non-financial assets	59,939	60,555	66,246
Accumulated surplus	4,155	4,912	3,723

Changes in Financial Position

($ millions)	Year-to-Date June 30, 2022	Forecast March 31, 2023
Surplus for the period	(2,186)	(706)
Comprehensive income decrease	1,429	1,138
Decrease/(Increase) in accumulated surplus	(757)	432

Capital and other non-financial asset changes:
Taxpayer-supported capital investments	1,075	9,423
Less: amortization and other accounting changes	(640)	(2,690)
Increase in net capital assets	435	6,733
Increase (decrease) in other non-financial assets	181	(426)
Increase in capital and other non-financial assets	616	6,307
Increase (decrease) in net liabilities	(141)	6,739

Investment and working capital changes:
Investment in commercial Crown corporations:
Decrease in retained earnings	(820)	(35)
Self-supported capital investments	921	4,362
Less: loan repayments and other accounting changes	(547)	(3,185)
Increase/(decrease) in investment in commercial Crown corporations	(446)	1,142
Decrease in cash and temporary investments	(1,218)	(3,348)
Increase in other working capital	3,290	2,346
Increase in Investment and working capital	1,626	140

Increase in financial statement debt	1,485	6,879
Decrease in sinking fund debt	(22)	(9)
Decrease in guarantees and non-guaranteed debt	(82)	(10)
Increase in total provincial debt	1,381	6,860

28 |	First Quarterly Report 2022/23

PART 2 | ECONOMIC REVIEW AND OUTLOOK1

Summary

Persistent high inflation and rising interest rates have weakened B.C.’s economic outlook. The impact of higher interest rates is already being felt in lower home sales and consumer spending on goods has softened with higher prices. Other areas of the economy, such as construction and export markets remain strong. In addition, indicators of the market for services and tourism suggest significant gains in the first half of 2022 as those sectors continue to recover from the effects of the pandemic. Employment continues to post gains, leading to low unemployment rates and elevated job vacancies, resulting in tight labour markets. The external outlook has moderated for most of B.C.’s trading partners as the impacts of higher inflation, rising interest rates, geopolitical conflict, and pandemic uncertainties weigh on economies around the globe.

The Ministry of Finance (Ministry) estimates that British Columbia’s economy grew by 5.8 per cent in 2021. The Ministry forecasts economic growth of 3.2 per cent in 2022 and then 1.5 per cent in 2023. These projections are prudent relative to the current private sector outlook for B.C. Over the medium-term (2024 to 2026), growth is expected to range between 2.0 per cent and 2.4 per cent annually.

Chart 2.1 Ministry’s Outlook for B.C. Prudent Compared to Private Sector

Sources: Ministry of Finance; Private Sector Average (Economic Forecast Council subset consisting of BMO, CIBC, National Bank, RBC, Scotiabank and TD).

The Ministry’s forecast for B.C. real GDP growth is 0.2 percentage points lower than the current average outlook of six private sector forecasters (a subset of the Economic Forecast Council) for 2022, and 0.1 percentage points lower for 2023, in recognition of various downside risks to the economic forecast.

Risks to B.C.’s economic outlook are weighted to the downside. The main risks include heightened geopolitical conflict and tension in Europe exacerbating inflation, leading to higher than anticipated interest rates. Other risks include ongoing uncertainty regarding the evolution of the pandemic, climate change impacts, global trade policies, housing affordability, and volatility in financial markets.

1  Reflects data available as of August 22, 2022, unless otherwise indicated.

First Quarterly Report 2022/23	| 29

Economic Review and Outlook

British Columbia Economic Activity and Outlook

B.C.’s economic activity is expected to continue its pandemic recovery this year and grow modestly next year, as the impact of higher inflation and higher interest rates weighs on consumer spending and makes borrowing more expensive. The Ministry’s forecast for B.C. real GDP growth in 2022 has been revised down to 3.2 per cent from the Budget 2022 forecast of 4.0 per cent, and the forecast for 2023 has been revised down to 1.5 per cent from 2.5 per cent. This, in part, reflects the conflict in Ukraine causing prices for energy, crude oil, and food to be much higher than previously forecast, resulting in elevated inflation and higher than expected interest rates. Rising interest rates will weigh on consumer spending and investment, particularly in housing. While real GDP was revised down, nominal GDP growth for 2022 has been revised up to 11.6 per cent from 5.8 per cent, and in 2023 down to 3.5 per cent from 4.1 per cent. The cumulative increase in the nominal GDP growth forecast over these two years reflects a higher forecast for global commodity prices and consumer prices in B.C.’s economy.

Table 2.1 British Columbia Economic Indicators

	First Quarter	Second Quarter	Year-to-date
All data seasonally adjusted, per cent change	Jan. to Mar. 2022 change from Oct. to Dec. 2021	Apr. to Jun. 2022 change from Jan. to Mar. 2022	Jan. to Jun. 2022 change from Jan. to Jun. 2021
Employment	+0.9	+0.6	+3.8
Manufacturing shipments	+10.8	-0.3	+7.8
Exports	+10.1	+12.5	+32.1
Retail sales	+1.4	+2.4	+1.5
Consumer price index[1]	+5.0	+7.6	+6.3
Housing starts	-8.6	+17.1	-16.0
Residential sales units	-2.5	-25.7	-26.6
Residential average sale price	+5.1	-5.1	+14.4
Non-residential building permits	+65.4	-30.3	+90.8

[1]	Quarterly calculations for CPI are year-over-year, e.g. First Quarter is Jan. to Mar. 2022 change from Jan. to Mar. 2021

The labour market is expected to see solid employment growth and a relatively low unemployment rate. Housing markets are expected to pull back as higher interest rates increase borrowing costs following consecutive years of elevated activity. Retail sales growth is expected to moderate as consumers shift their spending habits in response to elevated prices, the increased availability of services, and higher interest rates. On the trade front, exports are expected to continue to benefit from high prices for the rest of 2022 before levelling off in 2023 as commodity prices pull back and global demand weakens from high interest rates. Inflation is forecast to peak in 2022 before normalizing to more typical rates over the medium-term.

Real GDP growth over the 2024 to 2026 period is relatively unchanged from the Budget 2022 forecast. Over this period, inflation is expected to normalize, interest rates are expected to stabilize, and businesses are expected to have adapted their activity to mitigate the effects of supply-chain disruptions from the war in Ukraine and the pandemic.

B.C.’s economy experienced one of the smaller contractions in 2020 among provinces, and one of the larger estimated rebounds in 2021. An average of six private sector forecasters2 expect B.C.’s economy to grow close to the national average in 2022 and 2023.

[2]	A subset of the Economic Forecast Council that regularly forecasts economic performance in all provinces (BMO, CIBC, National Bank, RBC, Scotiabank, and TD), as of August 5, 2022.

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Economic Review and Outlook

Labour Market

The labour market in B.C. has demonstrated continued strength so far this year. Overall, employment increased by 3.8 per cent year-to-date to July 2022 compared to the same period last year. The composition of jobs has improved as well, with 106,443 new full-time jobs on a year-to-date basis, and a decline of 6,871 part-time jobs. The number of jobs created was mostly in the private sector (+88,543 jobs) with significant gains in the public sector (+20,800 jobs), and self-employed jobs continued to decline (-9,814 jobs). Employment gains continued to reflect growth in the service sector (+92,100 jobs), where gains in wholesale and retail trade (+35,729 jobs), health care and social assistance (+33,371 jobs), and information, culture, and recreation (+13,414 jobs) offset declines in business, building, and other support services (-13,000 jobs) and finance, insurance, real estate, and leasing (-4,929 jobs). Growth in jobs in the goods sector were more modest (+7,486 jobs), where growth in manufacturing (+9,086 jobs) and construction (+6,143 jobs) offset declines in forestry, fishing, mining, oil, and gas (-6,400 jobs) and utilities (-4,986 jobs).

Employment among women represents the majority of gains in the labour market. Of the 106,443 new full-time jobs this year, women, who account for approximately 48.0 per cent of the labour force, filled 62.5 per cent of these new jobs. While total employment grew by 3.8 per cent so far this year, employment among women grew by 5.4 per cent over this period, outpacing employment growth of 2.3 per cent among men.

B.C.’s unemployment rate was 4.7 per cent in July 2022, lower than the national average and near historical lows. In the first seven months of 2022, the unemployment rate averaged 4.9 per cent, 2.1 percentage points lower than the same period last year and 0.4 percentage points lower than the national average.

Chart 2.2 B.C. Employment

Sources: Statistics Canada (Labour Force Survey); Haver Analytics

Meanwhile, the size of B.C.’s labour force grew by 1.5 per cent on a year-to-date basis. The increase in available workers has not kept pace with the demand for workers, resulting in lower unemployment and an elevated job vacancy rate. The labour force participation rate remained stable at 65.1 per cent in July 2022, a similar level to the pre-pandemic five-year historical average. While the prime-age (25-54 age group) labour force participation rate has risen higher than its historical average, the participation rate among the 55+ age group, which accounts for over 20 per cent of the labour force, has fallen lower than its pre-pandemic average.

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Economic Review and Outlook

Employee compensation (aggregate wages, salaries, and employers’ social contributions) in B.C. has risen 12.3 per cent year-to-date to March 2022 compared to the same period of 2021, reflecting job gains and a tight labour market. The average hourly wage rate was up 3.5 per cent so far this year compared to the first seven months of 2021.

Outlook

The outlook for B.C.’s labour market remains strong but will face headwinds next year as economic activity slows. The Ministry forecasts employment in B.C. to increase by 3.2 per cent in 2022 (approximately +85,000 jobs), followed by annual growth of 1.0 per cent in 2023 (approximately +27,000 jobs). Growth is then expected to normalize over the medium-term, averaging 1.2 per cent each year over the 2024 to 2026 period.

The province’s unemployment rate is expected to average 5.0 per cent in 2022, 5.2 per cent in 2023, and trend back down to 5.0 per cent by 2026.

Consumer Spending and Inflation

B.C.’s nominal retail sales have shown signs of moderation, rising by just 1.5 per cent year-to-date to June 2022 compared to the same period of last year. As consumer prices were up 6.3 per cent over this period, this signals a lower volume of sales. Higher year-to-date retail sales were concentrated in spending at gasoline stations (+25.0 per cent), clothing and clothing accessories stores (+18.3 per cent), and general merchandise stores (+6.4 per cent). Meanwhile, declines in spending were observed in 6 of 11 retail subcategories, led by motor vehicle and parts dealers (-6.2 per cent) and building material and garden equipment and supplies dealers (-14.2 per cent).

Sales at food services and drinking places in B.C., a component of the service sector, increased 35.4 per cent year-to-date to May 2022 compared to the same period last year. While some pandemic restrictions remained early in 2022, nominal sales at food services and drinking places were significantly higher than pre-pandemic levels, and the gain also reflects higher prices.

Chart 2.3 B.C. Retail Sales

Sources: Statistics Canada; Haver Analytics

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Economic Review and Outlook

The Conference Board of Canada’s consumer confidence index for B.C. averaged 109.7 points in the first seven months of 2022, 15.0 points lower than the same period of 2021. In recent months, consumer confidence has fallen to its lowest level since November 2020, reflecting consumers’ concerns about elevated inflation in the short-term. The Bank of Canada’s latest Canadian Survey of Consumer Expectations released in July 2022 finds similar concerns about inflation and interest rates among consumers in Canada, and notes that Canadian consumers plan to cut spending in response to these factors.

Prices have continued to be elevated due to global factors and resilient demand for goods and services. The year-over-year (y/y) growth rate of the B.C. Consumer Price Index (CPI) jumped to its highest rate since 1982 in recent months, reaching 8.0 per cent (y/y) in July. On average, CPI inflation in the first seven months of 2022 was 6.5 per cent. Elevated inflation this year primarily reflected price increases for shelter (+7.7 per cent), transportation (+9.6 per cent), and food (+7.2 per cent). Underlying these price gains are Russia’s invasion of Ukraine, which has put upward pressure on food and gasoline prices across the globe, supply-chain disruptions particularly affecting prices for new vehicles, and high prices in housing and rental markets affecting shelter costs. In the Bank of Canada’s (BoC) Monetary Policy Statement on July 13, 2022, the BoC expects Canadian inflation to begin trending down at the end of 2022 and return to the 2 per cent target by the end of 2024.

Chart 2.4 B.C. Inflation

Sources: Statistics Canada; Haver Analytics

Outlook

Household consumption is expected to expand this year, but faces headwinds as high prices reduce spending power and higher interest rates impact how households allocate spending. The Ministry forecasts real household consumption of goods and services to increase by 2.4 per cent in 2022, followed by 3.4 per cent in 2023. Growth is then expected to taper down from 2.7 per cent in 2024 to 2.0 per cent by 2026.

The Ministry expects nominal retail sales to grow by 2.6 per cent in 2022 and by 2.8 per cent in 2023. It is expected to average 3.4 per cent annual growth over the 2024 to 2026 period.

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Economic Review and Outlook

Consumer prices in B.C. are expected to remain elevated for the rest of 2022 due to the knock-on effects of the conflict in Ukraine impacting energy and fuel prices, as well as supply-chain disruptions affecting new vehicle inventories and prices. However, inflation is expected to start to ease in the latter half of the year and throughout 2023 before reaching the BoC’s target inflation rate of 2 per cent in the medium-term. Overall, consumer price inflation in B.C. is forecast to be 7.0 per cent in 2022 and is expected to slow to 3.9 per cent in 2023. Over the 2024 to 2026 period, inflation is expected to normalize, averaging 2.2 per cent over this period. Annual inflation rates for Canada are expected to be relatively similar to B.C. over the forecast period.

Housing

Activity in B.C. housing markets has fallen below average historical levels in recent months as markets adjusted to rising interest rates following record high sales observed in 2021. Year-to-date to July, MLS home sales decreased 28.0 per cent compared to the same period in 2021. Sales decreased in almost every region in B.C., notably in the major regions: Fraser Valley (-38.2 per cent), Okanagan-Mainline (-27.2 per cent), Victoria (-26.8 per cent), and Greater Vancouver (-26.0 per cent).

The MLS average home sale price has softened, falling 9.8 per cent from February 2022 to reach an average price of $955,574 in July. This recent downward trend reflected less demand due to rising interest rates, a higher composition of condos in total home sales, and a more balanced sales-to-new listings ratio. However, despite the recent decline, house prices remain elevated, reflecting large price gains leading up to February. Overall, the year-to-date to July MLS average home sale price was 12.7 per cent higher than the same period of 2021, with double-digit growth in most regions.

Chart 2.5 Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

Regional MLS composite benchmark house prices (which incorporates benchmark attributes by dwelling type in each region) for Greater Vancouver and the Fraser Valley rose by 15.9 per cent and 30.7 per cent, respectively, year-to-date to July. Significant price increases were observed across all major regions for all dwelling types.

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Economic Review and Outlook

Chart 2.6 Greater Vancouver HPI Benchmark Price

Sources: Canadian Real Estate Association; Haver Analytics

The impact of rising interest rates on home construction has been muted compared to MLS home sales so far. B.C. housing starts have cooled from highs in 2021, down 14.2 per cent year-to-date to July. However, at 43,855 annualized units in the first seven months of the year, they remain well above the ten-year historical average of around 37,200 units. Building permits, a leading indicator of home construction, also indicated strength in the residential construction sector, rising 31.7 per cent year-to-date to June. While elevated prices have contributed to some of this increase in permit values, the number of dwelling units permitted increased 14.7 per cent over this period, where higher multiple-dwelling permits offset a decrease in single-dwelling unit permits.

Chart 2.7 B.C. Housing Starts

Source: Canada Mortgage and Housing Corporation; Haver Analytics

* Historical average from Jan. 2012 to Dec. 2021

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Economic Review and Outlook

Outlook

The Ministry expects rising interest rates to further temper the housing market in the second half of this year and into 2023. The Ministry forecasts unit home sales to decrease 32.4 per cent in 2022, decline by 2.1 per cent in 2023, and then slightly bounce back in 2024. While average home sale prices are expected to trend down over the rest of 2022, they are forecast to increase 6.7 per cent overall in 2022. The average home sale price is forecast to decline by 2.0 per cent in 2023, and then average 2.4 per cent growth over the 2024 to 2026 period. Putting unit sales and prices together, the total value of home sales is forecast to fall 27.9 per cent in 2022, decrease by 4.0 per cent in 2023, and then average 4.2 per cent growth over the 2024 to 2026 period.

The Ministry prudently expects B.C. housing starts to total approximately 39,000 units in 2022 and average 35,000 units per year over the 2023 to 2026 period, slightly below the historical average as interest rates have risen over the forecast horizon.

Business and Government

Non-residential construction permitting has almost doubled so far this year. The total value of non-residential building permits jumped by 90.8 per cent year-to-date to June compared to the same period last year. This strong increase was broad-based, but primarily driven by permit issuance for St. Paul’s Hospital in February, leading the institutional and governmental buildings category to triple year-to-date. Year-to-date permit issuance also increased for commercial buildings (+46.2 per cent) and industrial buildings (+26.7 per cent).

Small business confidence in B.C. has weakened so far this year but remained expansionary. Year-to-date to July, the Canadian Federation of Independent Business’ 12-month small business confidence index for B.C. was down 6.7 points compared to the same period last year, but remained above 50, indicating most small business owners expect better performance over the next year. In July, respondents across Canada cited labour shortages for both skilled and unskilled workers, and elevated fuel and energy costs as factors affecting growth.

B.C.’s tourism sector continued its rebound throughout this year following an Omicron-driven dip in January. International travelers entering B.C. have increased almost nine-fold year-to-date to May compared to the same period last year, but this is largely a reflection of low levels due to travel restrictions in 2021. The 440,198 travelers entering B.C. in May was well below the 700,000 travelers usually seen in an average month prior to the pandemic. The sector has faced challenges such as labour shortages, making it difficult for the sector to scale up to meet demand.

Outlook

The Ministry forecasts total real investment in B.C. to rise by 3.5 per cent in 2022, supported by strong government investment. Real investment is projected to grow by 1.6 per cent in 2023, and range between 1.5 per cent and 2.5 per cent growth annually over the 2024 to 2026 period.

Real business investment is projected to be relatively flat in 2022, growing by 0.3 per cent, due to higher non-residential construction investment and investment in machinery and equipment offsetting lower residential investment. The Ministry forecasts growth of 1.9 per cent in 2023. Over the 2024 to 2026 period, growth is projected to range between 2.7 per cent and 3.2 per cent annually. The LNG Canada project is expected to generate a significant amount of economic activity which will support B.C.’s economy over the forecast horizon.

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Economic Review and Outlook

Real expenditure on goods and services by all levels of government is forecast to grow 1.0 per cent in 2022 and decline in 2023 as some of the temporary extraordinary supports are phased out. Over the 2024 to 2026 period, government expenditures are expected to be relatively flat in real terms.

The Ministry expects nominal net operating surplus of corporations (an approximation of corporate profits) to grow 20.7 per cent in 2022 due to resilient economic activity. Net operating surplus of corporations is expected to decline in 2023 and 2024, but remain at elevated levels, before picking up in 2025 and 2026.

External Trade and Commodity Markets

Following the November 2021 floods, exports quickly rebounded as emergency repairs to infrastructure were successfully completed, while work on permanent repairs continues. So far in 2022, elevated commodity prices have benefitted B.C. merchandise goods exports, although prices have declined somewhat in recent months. During the first half of 2022, the value of B.C. merchandise exports rose by 32.1 per cent compared to the same period of 2021. Year-to-date gains were broad-based, but the majority came from higher energy product exports (+115.0 per cent) mainly due to high prices for coal and natural gas. Electronic and electrical equipment and parts exports (+38.2 per cent), consumer goods exports (+19.1 per cent), and metal and non-metallic mineral exports (+11.1 per cent) also posted strong gains in the first six months of the year compared to the same period last year. Meanwhile, exports of forestry products and building and packaging materials, which typically accounts for around 30 per cent of B.C.’s total exports, fell by 5.0 per cent year-to-date to June.

Merchandise exports to the U.S. increased by 23.2 per cent on a year-to-date basis and accounted for over half (54.7 per cent) of B.C.’s total goods exports, while total goods exports to non-U.S. destinations increased by 44.9 per cent. Energy product exports were the main driver of higher exports for all destinations.

Chart 2.8 B.C. Exports

Source: BC Stats

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Economic Review and Outlook

B.C.’s manufacturing shipments increased by 7.8 per cent year-to-date to June 2022 compared to the same period of 2021 as increases in shipments of food products (+12.4 per cent) and machinery (+20.2 per cent) outpaced a decline in shipments of wood products (-9.7 per cent).

Commodity prices were elevated so far this year due to uncertainty and knock-on effects from Russia’s invasion of Ukraine, supply-chain disruptions, and strong demand. The price of Western spruce-pine-fir (SPF) 2x4 lumber averaged $1,023 US/000 board feet during the January to July period of 2022, well above historical levels, due to supply pressures, transportation costs, and strong demand. More recently, SPF 2x4 lumber averaged $664 US/000 board feet in July 2022, lower than the recent high of $1,403 US/000 board feet reported in March, as interest rates began to affect housing markets and construction expectations across North America.

The war in Ukraine increased pressure on oil and energy prices as countries globally sought alternative supply amid uncertainty and strong demand. In the first seven months of 2022, the West Texas Intermediate (WTI) price averaged $101.59 per barrel, an increase of 60.1 per cent from the same period of 2021. The plant inlet price of natural gas averaged $4.26 C/GJ in the first seven months of this year, more than double the same period of 2021.

Although falling in recent months, many base metal and mineral prices soared earlier this year due to Russia’s prominent role in global supply. The average metallurgical coal price more than tripled while molybdenum rose 35.8 per cent and zinc rose 30.7 per cent year-to-date to July compared to the same period of 2021. Price gains for copper, lead, and gold were more modest, while silver decreased 14.0 per cent in the first seven months of 2022 compared to the same period of 2021.

Outlook

Real exports of goods and services are forecast to increase by 4.2 per cent in 2022 and by 2.9 per cent in 2023. Growth in the 2024 to 2026 period is forecast to range between 3.5 per cent and 5.7 per cent, where the anticipated production of LNG toward the end of the forecast horizon provides support to the outlook.

The price of lumber is forecast to average $850 US/000 board feet in 2022 and $530 US/000 board feet in 2023, before levelling off at $500 US/000 board feet over the 2024 to 2026 period. The plant inlet price for natural gas is expected to average $4.61 C/GJ in 2022/23, $3.22 C/GJ in 2023/24, and $2.75 C/GJ in 2024/25.

Demographics

On April 1, 2022, B.C.’s population was 5.29 million people, up 1.9 per cent from the same date in 2021. During the January to March period of 2022, the province welcomed 23,889 net migrants, a record for the quarter in data extending back to 1972 and slightly higher than the same period of 2021. The increase in immigration in the first three months of 2022 was due to higher net international migration (from +13,156 persons to +20,838 persons) more than offsetting lower net interprovincial migration (from +9,256 persons to +3,051 persons) compared to the same period last year.

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Economic Review and Outlook

Outlook

B.C.’s July 1 population is projected to increase by 1.8 per cent in 2022, 1.7 per cent in 2023, and then average around 1.6 per cent annual growth over the 2024 to 2026 period.

Total net migration is expected to be about 91,400 persons in 2022 and 89,100 persons in 2023. Looking beyond, total net migration is projected to taper down to around 81,500 persons by 2026. Over the forecast horizon, international migrants are expected to average around 85 per cent of total migrants, which is higher than recent years, reflecting higher federal immigration targets.

Risks to the Economic Outlook

Downside risks to B.C.’s economic outlook include the following:

•	persistent high inflation reducing affordability, particularly for housing, leading to interest rates rising faster than anticipated, weighing on consumer spending and business borrowing;

•	emergence of new COVID-19 variants of concern and future outbreaks in B.C., Canada, or among B.C.’s trading partners impacting supply-chains, inflation, and the economy;

•	climate-related disasters disrupting the lives and livelihoods of British Columbians, destroying productive capital, and impacting economic activity;

•	geopolitical conflict weighing on global trade, as well as broader economic challenges in Europe and Asia;

•	higher volatility in international foreign exchange, stock, and bond markets;

•	lower commodity prices, particularly for lumber, pulp, natural gas, and coal; and

•	timing of investment and hiring related to the LNG Canada project, similar to the risks that exist for other major capital projects.

External Outlook

The external outlook has moderated for most of B.C.’s major trading partners since Budget 2022. While many countries experienced rebounds in economic activity and employment last year after reopening their economies and removing COVID-19 containment measures, higher than expected inflation and a faster pace of central bank interest rate increases are now expected to temper economic growth in the near-term. The acceleration of inflation partly reflects the Russian invasion of Ukraine pushing up global commodity prices, and persistent supply-chain disruptions related to COVID-19 coinciding with strong demand for goods, services, and labour. In addition, China has re-imposed restrictions in a start-stop manner in response to the more transmissible Omicron variant and its sub-variants, which could worsen supply-chain disruptions and push costs for materials higher.

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Economic Review and Outlook

United States

The removal of accommodative monetary policy and fiscal stimulus, rising inflation, and increasing interest rates have contributed to the weakening of the U.S. economy in the first half of 2022. U.S. real GDP fell by an annualized rate of 0.9 per cent in the April to June quarter of 2022 (second quarter), following an annualized contraction of 1.6 per cent in the January to March quarter of 2022 (first quarter). The second quarter contraction reflected a decline in residential investment, non-residential investment in structures and equipment, government spending, and inventories. Service imports also rose, which subtracts from GDP. The declines were partially offset by a rise in consumer expenditure on services and higher exports for both goods and services.

Chart 2.9 U.S. Real GDP

Sources: U.S. Bureau of Economic Analysis; Haver Analytics

The U.S. labour market recorded net job gains for 19 consecutive months. Both employment and the unemployment rate returned to their pre-pandemic (February 2020) levels for the first time in July 2022. On a year-to-date basis, employment was 6.5 million jobs (+4.5 per cent) above the first seven months of last year. The unemployment rate was 3.5 per cent in July 2022 and was 2.3 percentage points lower on average in the first seven months of 2022 compared to the same period in 2021. The number of long-term unemployed (unemployed 27 weeks or longer) also continued to trend down from pandemic highs. However, the U.S. labour force participation rate was 62.1 per cent in July 2022, 1.3 percentage points lower than February 2020, putting additional strain on a tight labour market.

Despite falling 19.9 per cent from April to July, U.S. housing starts were 4.3 per cent higher in the first seven months of 2022 compared to the same period of 2021. The decline in housing starts since the spring indicates that rising interest rates have started to have an impact. Residential building permits (a leading indicator of building activity) were up by 2.8 per cent over the same period.

Similar to B.C. and Canada, U.S. home sales activity has moderated in 2022 compared to last year. Year-to-date to July 2022, sales of existing homes have fallen by 8.5 per cent compared to the same period last year. However, the median sales price for existing homes was up by 14.0 per cent over the same period. Similarly, year-to-date to June 2022, new home sales have declined by 13.7 per cent while the median price rose 16.2 per cent.

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Economic Review and Outlook

Chart 2.10 U.S. Housing Starts

Sources: U.S. Census Bureau; Haver Analytics

Year-to-date to July 2022, U.S. nominal retail sales were up by 10.4 per cent compared to the first seven months of 2021. However, inflation was up 8.3 per cent over the same period, indicating that retail sales in real (volume) terms may not be as strong. Underlying the headline year-to-date growth figures were gains in 11 out of 12 major groups of retailers, led by gasoline stations, non-store retailers, and food and beverage stores. Year-over-year inflation increased by 9.1 per cent in June 2022, the highest in over 40 years. In July 2022, inflation was up by 8.5 per cent (y/y) driven by increases in prices for energy, new vehicles, and food.

U.S. consumer confidence has trended downwards since the second half of 2021. The Conference Board consumer confidence index fell to 95.7 in July 2022, its lowest level since February 2021 and below pre-pandemic levels. Year-to-date to July 2022, U.S. consumer confidence averaged 104.3, which was 8.3 points below the same period in 2021.

U.S. merchandise exports reached an all-time high in 2022, supported by price gains. Year-to-date to June 2022, the value of U.S. merchandise exports increased by 21.3 per cent as energy exports rose.

Outlook

In July 2022, Consensus Economics (Consensus) forecasters projected U.S. economic growth of 2.1 per cent in 2022, 1.8 percentage points lower than the January 2022 Consensus survey. Meanwhile for 2023, Consensus forecasts growth of 1.0 per cent.

Table 2.2 U.S. Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2022	2023

	Per cent change in real GDP
B.C. Ministry of Finance	1.7	0.8
Consensus Economics (July 2022*)	2.1	1.0

* Comparable month to B.C. Ministry of Finance forecast.

Elevated prices and the potential for further interest rate increases are significant risks to the U.S. economy. Global factors, including geopolitical tensions, the ongoing pandemic, and renewed COVID-19 shutdowns in China could also weigh on trade and economic growth. Recognizing these uncertainties, the Ministry assumes that U.S. real GDP will grow by 1.7 per cent in 2022 and by 0.8 per cent in 2023, and level off at 1.6 per cent on average annually over the 2024 to 2026 period.

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Economic Review and Outlook

Chart 2.11 Consensus Outlook for the U.S. in 2022

Source: Consensus Economics

The chart above represents forecasts for U.S. real GDP growth in 2022 as polled on specific dates. For example, forecasters surveyed on January 11, 2021 had an average 2022 U.S. real GDP growth forecast of 3.4 per cent, while on August 8, 2022 they forecast 2022 U.S. real GDP to grow by 1.7 per cent.

Canada

The Canadian economy grew 3.1 per cent (annualized) in the first quarter of 2022, following an expansion of 6.6 per cent (annualized) in the October to December quarter of 2021 (fourth quarter). GDP growth in the first quarter was driven by gains in consumer spending as consumption of services and durable goods (e.g., automobiles and household appliances) increased as pandemic-related restrictions were lifted. Robust business investment, primarily in residential and non-residential structures, as well as a build-up of inventories also contributed to growth. However, increases were softened by weaker export volumes. Canadian real GDP was 0.8 per cent above pre-pandemic levels in the first quarter of 2022.

Canadian employment has remained above pre-pandemic levels since November 2021 and has stabilized following the volatility seen during the first two months of 2022 when the spread of the Omicron variant weighed on the labour market. Job creation from January to July was in-line with the pre-pandemic pace of hiring, averaging 27,200 jobs created per month. Year-to-date to July 2022, employment was up by 4.7 per cent compared to the first seven months of last year. The unemployment rate was 4.9 per cent in July 2022, a level not seen since 1970, as employment growth has been higher than labour force growth. Year-to-date to July, the unemployment rate decreased by 2.7 percentage points compared to the first seven months of 2021 (a period including higher unemployment due to the pandemic) to average 5.3 per cent. Canada’s labour force participation rate has been relatively stable, averaging 65.1 per cent in the first seven months of 2022, as growth in labour force participation among prime-aged workers was offset by declining participation among the growing cohort of older Canadians. Along with low unemployment, labour market conditions in Canada have continued to tighten.

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Economic Review and Outlook

Chart 2.12 Canadian Real GDP

Sources: Statistics Canada; Haver Analytics

Job vacancies have risen 60.9 per cent between the first quarter of 2021 and the first quarter of 2022. The unemployment-to-job vacancy ratio, which decreases as the labour market tightens, fell to a new low in the first quarter of 2022. The Bank of Canada’s latest Business Outlook Survey released in July 2022 reports that the number of businesses experiencing labour shortages remains elevated, and the share of firms experiencing more intense labour shortages compared to a year ago is at or near record levels.

Following record levels in 2021, Canadian housing market activity has slowed this year as interest rates increased. Housing starts and home sales have retreated from their March 2021 peaks by 16.6 per cent and 41.2 per cent, respectively. July 2022 housing starts were down 10.0 per cent year-to-date compared to the same period of last year, but remained well above the ten-year historical average. The decline so far in 2022 was largely driven by slower activity in the urban centers of Vancouver and Montreal, but was partially offset by growth in Toronto, Calgary and Edmonton. Meanwhile, Canadian MLS home sales in July 2022 were down by 19.4 per cent on a year-to-date basis and have trended toward their ten-year historical average. Year-to-date sales declines were observed in all provinces except Alberta and Newfoundland & Labrador. The national average home sale price rose by 7.9 per cent year-to-date to July 2022 due to large increases earlier in the year but has since fallen 17.2 per cent from its peak in February 2022.

Canadian nominal retail sales were up 10.1 per cent year-to-date to June compared to the same period last year, despite falling consumer confidence. Part of the strength this year is attributable to rising prices, with strong sales at gasoline stations due to high fuel prices.

Consumer price inflation accelerated rapidly in the first half of 2022, driven in part by persistent supply-chain disruptions and strong demand for goods and services as the economy reopened, and the Russian invasion of Ukraine pushing up global commodity prices. Year-over-year, national inflation advanced from 5.1 per cent in January to 8.1 per cent in June, an inflation rate not seen in almost 40 years. Inflation was up by 7.6 per cent in July with the largest increases in transportation, food, and shelter.

After rising 21.6 per cent in 2021, Canadian merchandise exports have continued their strength in 2022. The value of Canadian merchandise exports in the first half of 2022 increased by 28.4 per cent relative to the same period of 2021, as export prices have risen significantly. The value of service exports were up 16.3 per cent on a year-to-date basis as travel and transportation services continued to recover from pandemic lows. Total service exports in June 2022 were 2.5 per cent higher than levels seen in December 2019 when COVID-19 was first discovered, while exports of travel services were 26.0 per cent below December 2019 levels.

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Economic Review and Outlook

Outlook

The July 2022 Consensus forecasts Canadian real GDP to rise by 3.6 per cent in 2022 (0.3 percentage points lower than the January 2022 survey) and by 1.9 per cent in 2023.

Table 2.3 Canadian Real GDP Forecast: Consensus versus B.C. Ministry of Finance

	2022	2023

	Per cent change in real GDP
B.C. Ministry of Finance	3.3	1.7
Consensus Economics (July 2022*)	3.6	1.9

* Comparable month to B.C. Ministry of Finance forecast.

Uncertainty driven by considerable price pressures and interest rates rising sooner and higher than earlier anticipated, as well as the risk of COVID-19 variants re-emerging, could create headwinds for economic activity in 2022 and 2023. The Ministry assumes that the Canadian economy will grow by 3.3 per cent in 2022, 1.7 per cent in 2023, and then average 1.7 per cent annual growth between 2024 and 2026.

Chart 2.13 Consensus Outlook for Canada in 2022

Source: Consensus Economics

The chart above represents forecasts for Canadian real GDP growth in 2022 as polled on specific dates. For example, forecasters surveyed on January 11, 2021 had an average 2022 Canadian real GDP growth forecast of 4.0 per cent, while on August 8, 2022 they forecast 2022 Canadian real GDP to grow by 3.5 per cent.

44 |	First Quarterly Report 2022/23

Economic Review and Outlook

Asia

China’s economy slowed dramatically in the second quarter of 2022, reversing the gains made in the previous two quarters, as Omicron containment lockdowns in major cities restricted activity. Real GDP fell by an annualized 10.6 per cent in the second quarter of this year, the second largest quarterly decline since the data started in 1992. Despite the lifting of some pandemic restrictions and ramped-up fiscal spending, recent data showed weak investment and retail sales, as well as a labour market under pressure with high youth unemployment. In August 2022, the People’s Bank of China reduced key lending rates in an effort to stimulate demand, as China’s inflation rate has remained low relative to other countries and below the central bank’s target of around 3 per cent.

Japan’s economic performance was mixed in the first half of 2022. A deepening trade deficit weighed on Japan’s economy in the first quarter, disrupting the country’s recovery from the pandemic. However, real GDP rebounded in the second quarter at an annualized growth rate of 2.2 per cent, which put the level of real GDP at 0.2 per cent above pre-pandemic levels (fourth quarter of 2019). Second quarter growth was led by a rise in private consumption after public health measures were lifted in March. Despite inflation running slightly above the 2 per cent target, on July 21, 2022, the Bank of Japan maintained its low policy rate and signaled no intention of raising interest rates.

Outlook

The July 2022 Consensus forecasts China real GDP to grow by 4.2 per cent in 2022 and 5.4 per cent in 2023. However, the outlook is uncertain as the risk of renewed COVID-19 lockdowns and a deepening property market crisis present headwinds for China’s economic growth. The Ministry forecasts that China’s economy will expand by 3.7 per cent in 2022, 4.9 per cent in 2023, and average 4.6 per cent annual growth over the 2024 to 2026 period.

The July 2022 Consensus forecasts Japan real GDP to grow by 1.6 per cent in 2022 and 1.7 per cent in 2023. In recognition of the risks posed by supply constraints exacerbated by China’s lockdowns, the Ministry assumes that Japan’s real GDP will grow more slowly. The Ministry forecasts economic activity to rise by 1.3 per cent in 2022 and 2023, and average 0.6 per cent annual growth over the 2024 to 2026 period.

Europe

Economic activity strengthened in the euro zone in the first half of 2022 despite the ongoing Russia-Ukraine conflict, elevated commodity and consumer prices, and COVID-19 outbreaks caused by Omicron and its sub-variants. Real annualized GDP in the euro zone increased by 2.5 per cent in the second quarter of 2022, following a 2.0 per cent increase in the first quarter. Second quarter growth was led by France, Italy, and Spain as countries relaxed pandemic restrictions and tourism activity surged.

Nonetheless, inflation reached a record high in the second quarter as energy prices climbed, prompting the European Central Bank (ECB) to announce the end to its quantitative easing program on June 9, 2022 (effective July 1, 2022). The ECB also raised its key interest rates on July 21, 2022 for the first time in eleven years. The central bank increased its main policy interest rate by 0.50 percentage points to 0.00 per cent, ending its negative interest rate regime, and indicated that additional rate increases will be appropriate.

First Quarterly Report 2022/23	| 45

Economic Review and Outlook

Outlook

The July 2022 Consensus forecasts the euro zone economy to grow by 2.7 per cent in 2022 and 1.4 per cent in 2023, both significantly lower than the January 2022 Consensus which forecasted euro zone growth to be 4.0 per cent in 2022 and 2.5 per cent in 2023. Acute inflation pressure due to an energy shock may warrant further interest rate increases by the ECB and restrict growth. Meanwhile, Russian gas supply cuts to Europe may reduce economic activity due to gas rationing over the winter months. As such, the Ministry forecasts real GDP to grow by 2.6 per cent in 2022, 0.9 per cent in 2023, and average 1.3 per cent annual growth over the 2024 to 2026 period.

Financial Markets

Interest Rates

In response to significant inflationary pressures driven by pandemic-related supply shocks and the Russia-Ukraine war, central banks have increased interest rates at a faster pace than anticipated in 2022.

After leaving the range unchanged at 0.00 to 0.25 per cent for two years since the start of the pandemic, the Federal Open Market Committee (the Fed) has increased the rate four times starting in March 2022. Most recently, the Fed raised its target range by 0.75 percentage points (pp) in July, which left the range for the federal funds rate at 2.25 to 2.50 per cent. On May 4, 2022, the Fed announced its intention to end its quantitative easing (asset purchases) program starting on June 1, 2022, and as of July 27, 2022, continued to reduce its holdings of Treasury securities and agency debt and agency mortgage-backed securities. The Fed has stated that they will adjust monetary policy if risks emerge that could inhibit achievement of its goals of maximum employment and an inflation rate of 2 per cent over the longer run.

On March 2, 2022, the Bank of Canada (BoC) increased its target for the overnight rate by 0.25 pp to 0.50 per cent, after maintaining the rate at the BoC’s stated effective lower bound of 0.25 per cent since the onset of the pandemic. The BoC followed that up with two 0.50 pp increases in April and June. At its most recent announcement in July, the BoC raised the target for the overnight rate by 1.00 pp, its largest move since 1998, to 2.50 per cent. On April 13, 2022, the BoC announced the end to its reinvestment phase of Government of Canada bonds (quantitative easing) effective April 25, 2022. As of July 13, 2022, the BoC continued its policy of quantitative tightening. The BoC noted that tighter financial conditions globally have moderated economic activity and expects Canadian third quarter growth to soften as consumption growth and housing market activity wane. Amid tight labour markets, extensive job vacancies, growing wage pressures, and rising inflation expectations, the BoC expects inflation to remain elevated at 7.5 per cent by the fourth quarter of 2022, before easing to 3.2 per cent at the end of 2023 and 2.0 per cent at the end of 2024.

46 |	First Quarterly Report 2022/23

Economic Review and Outlook

Chart 2.14 Interest Rate Forecasts

Sources: Bank of Canada; U.S. Federal Reserve; and B.C. Ministry of Finance forecasts

Outlook

The U.S. Federal Reserve and the Bank of Canada have indicated that additional interest rate increases are appropriate to ease inflationary pressures. Based on the average of six private sector forecasts as of July 21, 2022, the Ministry assumes the U.S. federal funds rate to average 1.71 per cent in 2022 and 3.31 per cent in 2023. By comparison, the Bank of Canada’s target for the overnight rate is expected to average 1.76 per cent in 2022 and 3.33 per cent in 2023.

The Canadian three-month treasury bill interest rate is expected to average 1.99 per cent in 2022 and 3.23 per cent in 2023, according to the same six private sector forecasters. Meanwhile, the 10-year Government of Canada bond rate is assumed to be 2.85 per cent in 2022 and 3.08 per cent in 2023.

Table 2.4 Private Sector Canadian Interest Rate Forecasts

	3-month Treasury Bill		10-year Government Bond
Average annual interest rate (per cent)	2022	2023	2022	2023
BMO	2.01	3.43	2.88	3.33
CIBC	2.00	2.93	2.81	2.70
National Bank	1.99	3.19	2.84	3.14
RBC	1.95	3.06	2.71	2.64
Scotiabank	2.03	3.50	2.89	3.18
TD	1.97	3.25	2.99	3.53
Average (as of July 21, 2022)	1.99	3.23	2.85	3.08

First Quarterly Report 2022/23	| 47

Economic Review and Outlook

Exchange Rate

The Canadian dollar has fallen moderately since the middle of 2021 against a rallying US dollar due to Federal Reserve interest rate increases and investors seeking a safe-haven currency during global economic uncertainty. The Canadian dollar averaged 78.5 US cents during the first seven months of 2022.

Chart 2.15 Private Sector Expectations for the Canadian Dollar

Sources: Bank of Canada and B.C. Ministry of Finance forecasts.

* Based on the average of private sector forecasts. Budget 2022 as of January 4, 2022 and the First Quarterly Report 2022 as of July 21, 2022.

Outlook

Based on the average of six private sector forecasts as of July 21, 2022, the Ministry assumes the Canadian dollar will average 78.2 US cents in 2022 and in 2023.

Table 2.5 Private Sector Exchange Rate Forecasts

Average annual exchange rate (US cents/Canadian $)	2022	2023
BMO	78.1	79.1
CIBC	78.0	75.8
National Bank	77.7	80.3
RBC	78.0	75.3
Scotiabank	78.6	80.3
TD	78.9	78.4
Average (as of July 21, 2022)	78.2	78.2

48 |	First Quarterly Report 2022/23

Economic Review and Outlook

Table 2.6.1 Gross Domestic Product (GDP): British Columbia

			Forecast
	2020	2021 [e]	2022	2023	2024	2025	2026
Gross Domestic Product at Market Prices:
– Real (chained 2012 $ billions)	265.8	281.2	290.1	294.4	300.5	307.8	315.0
(% change)	-3.4	5.8	3.2	1.5	2.0	2.4	2.3
– Nominal (current prices, $ billions)	309.3	351.9	392.7	406.6	421.6	439.1	457.7
(% change)	-0.5	13.8	11.6	3.5	3.7	4.1	4.2
– GDP price deflator (2012 = 100)	116.4	125.1	135.4	138.1	140.3	142.7	145.3
(% change)	2.9	7.5	8.2	2.0	1.6	1.7	1.8
Real GDP per person (chained 2012 $)	51,518	53,922	54,623	54,493	54,716	55,191	55,646
(% change)	-4.6	4.7	1.3	-0.2	0.4	0.9	0.8
Real GDP per employed person (% change)	3.4	-0.8	0.0	0.5	0.8	1.2	1.2
Unit labour cost[1] (% change)	3.5	5.1	7.5	4.0	2.4	1.8	1.4

Components of Real GDP at Market Prices (chained 2012 $ billions)
Household expenditure on goods and services	170.1	179.9	184.2	190.4	195.7	199.1	203.0
(% change)	-3.5	5.8	2.4	3.4	2.7	1.7	2.0
– Goods	72.2	77.9	74.2	73.4	74.0	75.0	76.1
(% change)	1.6	8.0	-4.8	-1.1	0.9	1.2	1.5
– Services	98.1	102.2	110.2	117.3	121.8	124.3	127.1
(% change)	-6.8	4.1	7.9	6.4	3.9	2.1	2.2
NPISH[2] expenditure on goods and services	4.3	4.4	4.6	4.8	4.9	5.0	5.1
(% change)	0.0	2.7	4.3	2.6	2.3	2.2	2.1
Government expenditure on goods and services	48.3	50.8	51.3	49.0	48.7	48.8	49.1
(% change)	1.1	5.3	1.0	-4.6	-0.5	0.2	0.4
Investment in fixed capital	70.4	76.8	79.5	80.8	82.0	84.1	85.9
(% change)	2.5	9.1	3.5	1.6	1.5	2.5	2.2

Final domestic demand	293.6	312.7	320.4	325.4	331.6	337.3	343.3
(% change)	-1.2	6.5	2.5	1.6	1.9	1.7	1.8

Exports of goods and services	95.0	97.2	101.3	104.2	107.8	114.0	119.3
(% change)	-9.7	2.4	4.2	2.9	3.5	5.7	4.7
Imports of goods and services	119.8	127.6	131.2	134.5	138.2	142.6	146.9
(% change)	-8.0	6.5	2.8	2.6	2.7	3.2	2.9
Inventory change	-2.0	0.1	0.7	0.3	0.1	0.0	0.1
Statistical discrepancy	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1	-0.1

Real GDP at market prices	265.8	281.2	290.1	294.4	300.5	307.8	315.0
(% change)	-3.4	5.8	3.2	1.5	2.0	2.4	2.3

[1]	Unit labour cost is the nominal cost of labour incurred to produce one unit of real output.

[2]	Non-profit institutions serving households.

[e]	B.C. Ministry of Finance estimate.

First Quarterly Report 2022/23	| 49

Economic Review and Outlook

Table 2.6.2 Selected Nominal Income and Other Indicators: British Columbia

				Forecast
	2020	2021		2022	2023	2024	2025	2026
Compensation of employees[1] ($ millions)	152,516	169,638		188,146	198,574	207,431	216,273	224,395
(% change)	0.0	11.2		10.9	5.5	4.5	4.3	3.8

Household income ($ millions)	291,244	306,718	[e]	326,407	344,084	358,461	372,806	387,357
(% change)	7.0	5.3		6.4	5.4	4.2	4.0	3.9

Net operating surplus ($ millions)	38,180	45,585	[e]	55,044	51,304	50,455	51,637	54,193
(% change)	19.1	19.4		20.7	-6.8	-1.7	2.3	4.9

Retail sales ($ millions)	87,504	98,567		101,178	103,976	107,389	111,033	114,812
(% change)	1.2	12.6		2.6	2.8	3.3	3.4	3.4

Housing starts (units)	37,734	47,607		39,000	35,011	35,028	35,031	35,035
(% change)	-16.0	26.2		-18.1	-10.2	0.0	0.0	0.0

Residential sales ($ millions)	73,395	115,750		83,477	80,101	86,052	88,235	90,616
(% change)	35.6	57.7		-27.9	-4.0	7.4	2.5	2.7

Residential sales (units)	93,900	124,792		84,321	82,561	86,021	86,451	87,005
(% change)	21.5	32.9		-32.4	-2.1	4.2	0.5	0.6

Residential average sale price ($)	781,635	927,543		989,989	970,199	1,000,356	1,020,635	1,041,495
(% change)	11.6	18.7		6.7	-2.0	3.1	2.0	2.0

Consumer price index (2002 = 100)	132.4	136.1		145.7	151.4	155.1	158.5	161.8
(% change)	0.8	2.8		7.0	3.9	2.4	2.2	2.0

[1]	Domestic basis; wages, salaries and employers’ social contributions.
[e]	B.C. Ministry of Finance estimate.

Table 2.6.3 Labour Market Indicators: British Columbia

			Forecast
	2020	2021	2022	2023	2024	2025	2026
Population (thousands at July 1)	5,159	5,215	5,311	5,403	5,492	5,577	5,661
(% change)	1.3	1.1	1.8	1.7	1.6	1.5	1.5

Net migration (thousands)
– International[1,4]	3.6	67.1	76.4	74.1	70.4	70.6	69.5
– Interprovincial[4]	22.1	33.7	15.0	15.0	12.0	12.0	12.0
– Total	25.8	100.8	91.4	89.1	82.4	82.6	81.5

Labour force population[2] (thousands)	4,300	4,350	4,424	4,508	4,589	4,667	4,744
(% change)	1.4	1.2	1.7	1.9	1.8	1.7	1.6

Labour force (thousands)	2,735	2,841	2,886	2,919	2,956	2,988	3,019
(% change)	-2.2	3.9	1.6	1.1	1.2	1.1	1.1

Participation rate[3] (%)	63.6	65.3	65.2	64.8	64.4	64.0	63.6

Employment (thousands)	2,491	2,656	2,741	2,767	2,801	2,835	2,867
(% change)	-6.6	6.6	3.2	1.0	1.2	1.2	1.1

Unemployment rate (%)	8.9	6.5	5.0	5.2	5.2	5.1	5.0

[1]	International migration includes net non-permanent residents and returning emigrants less net temporary residents abroad.
[2]	The civilian, non-institutionalized population 15 years of age and over.
[3]	Percentage of the labour force population in the labour force.
[4]	Components may not sum to total due to rounding.

50 |	First Quarterly Report 2022/23

Economic Review and Outlook

Table 2.6.4 Major Economic Assumptions

				Forecast
	2020	2021		2022	2023	2024	2025	2026
Real GDP
Canada (chained 2012 $ billions)	1,999	2,090		2,159	2,196	2,235	2,271	2,308
(% change)	-5.2	4.5		3.3	1.7	1.8	1.6	1.6
U.S. (chained 2012 US$ billions)	18,385	19,427		19,758	19,916	20,214	20,558	20,907
(% change)	-3.4	5.7		1.7	0.8	1.5	1.7	1.7
Japan (chained 2015 Yen trillions)	527	536		543	550	554	557	559
(% change)	-4.6	1.7		1.3	1.3	0.7	0.5	0.5
China (constant 2010 US$ billions)	11,780	12,736		13,207	13,854	14,505	15,172	15,870
(% change)	2.2	8.1		3.7	4.9	4.7	4.6	4.6
Euro zone[1] (chained 2015 Euro billions)	10,643	11,209		11,500	11,604	11,778	11,931	12,074
(% change)	-6.5	5.3		2.6	0.9	1.5	1.3	1.2

Industrial production index (% change)
U.S.	-7.0	4.9		4.4	0.8	1.3	1.7	1.7
Japan	-10.1	5.4		0.5	1.9	1.5	0.7	0.7
China	1.8	10.9		3.9	4.7	4.4	4.2	4.2
Euro zone[1]	-7.7	8.0		0.8	1.9	1.5	1.3	1.2

Housing starts (thousands)
Canada	218	271		237	190	190	190	190
(% change)	4.4	24.5		-12.6	-19.8	0.0	0.0	0.0
U.S.	1,380	1,601		1,600	1,400	1,380	1,350	1,350
(% change)	6.9	16.0		-0.1	-12.5	-1.4	-2.2	0.0
Japan	815	856		860	860	880	880	880
(% change)	-9.9	5.0		0.4	0.0	2.3	0.0	0.0

Consumer price index
Canada (2002 = 100)	137.0	141.6		151.5	157.6	161.5	165.1	168.4
(% change)	0.7	3.4		7.0	4.0	2.5	2.2	2.0

Canadian interest rates (%)
3-month treasury bills	0.45	0.12		1.99	3.23	3.13	2.63	2.50
10-year government bonds	0.75	1.36		2.85	3.08	3.00	2.75	2.75

United States interest rates (%)
3-month treasury bills	0.37	0.04		1.69	3.12	3.00	2.63	2.50
10-year government bonds	0.89	1.44		2.78	3.02	3.00	2.75	2.75

Exchange rate (US cents / Canadian $)	74.6	79.8		78.2	78.2	78.7	78.7	79.1

British Columbia goods and services
Export price deflator (% change)	0.5	15.7	[e]	12.7	-1.2	-0.4	0.4	1.1

[1]	Euro zone (19) is Austria, Belgium, Cyprus, Estonia, Finland, France, Germany, Greece, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Portugal, Slovakia, Slovenia and Spain.
[e]	B.C. Ministry of Finance estimate.

First Quarterly Report 2022/23	| 51

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APPENDIX | FISCAL PLAN UPDATE

Table A1 Material Assumptions – Revenue

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Personal income tax *	12,848	15,772	15,108	15,853
Current calendar year assumptions
Household income growth	3.6%	6.4%	5.4%	4.2%	+/- 1 percentage point change in 2022 B.C. household
Employee compensation growth	6.0%	10.9%	5.5%	4.5%	income growth equals +/- $100 to $120 million
Tax base growth	2.2%	5.0%	4.6%	4.0%
Average tax yield	5.98%	6.26%	6.32%	6.37%
Current-year tax	12,439	13,936	14,699	15,432
Prior year’s tax assessments	470	470	480	490
Unapplied taxes	100	100	100	100
B.C. Tax Reduction	(180)	(209)	(217)	(222)
Non-refundable B.C. tax credits	(110)	(146)	(145)	(145)
Policy neutral elasticity **	0.9	1.0	1.0	1.2	+/- 0.5 change in 2022 B.C. policy neutral elasticity
Fiscal year assumptions					equals +/- $210 to $230 million
Prior-year adjustment	-	1,422	-	-

2021 Tax-year	2021 Assumptions
Household income growth	4.9%	5.3%			+/- 1 percentage point change in 2021
Tax base growth	3.1%	7.4%			B.C. household or taxable income
Average 2021 tax yield	5.92%	6.20%			growth equals +/- $140 to $160 million
2021 tax	12,056	13,156			one-time effect (prior-year adjustment)
2020 & prior year’s tax assessments	460	460			and could result in an additional +/- $110 to $130 million
Unapplied taxes	100	100			base change in 2022/23
B.C. Tax Reduction	(195)	(195)
Non-refundable B.C. tax credits	(110)	(146)
Policy neutral elasticity **	0.7	2.5

* Reflects information as at August 17, 2022
** Per cent growth in current year tax revenue (excluding policy measures) relative to per cent growth in household income (calendar year).

Corporate income tax *	5,501	7,314	4,925	6,997
Components of revenue (fiscal year)
Installments – subject to general rate	5,318	6,714	5,333	6,232
Installments – subject to small business rate	322	381	300	341
Non-refundable B.C. tax credits	(132)	(148)	(145)	(144)
Advance installments	5,508	6,947	5,488	6,429
Prior-year settlement payment	(7)	367	(563)	568
Current calendar year assumptions
National tax base ($ billions)	406.0	629.0	567.0	571.0	+/- 1% change in the 2022 national tax base
B.C. installment share of national tax base	14.4%	11.5%	10.7%	11.7%	equals +/- $50 to $60 million
Effective percentage tax rates (% general/small business)	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0	12.0 / 2.0
Share of the B.C. tax base subject to the small business rate	26.7%	25.7%	25.5%	24.7%	+/- 1 percentage point change in the 2022 small
B.C. tax base growth (post federal measures)	1.4%	10.7%	-1.9%	5.3%	business share equals -/+ $50 to $70 million
B.C. net operating surplus growth	0.8%	20.7%	-6.8%	-1.7%

2021 Tax-year	2021 Assumptions
B.C. tax base growth (post federal measures)	8.9%	15.8%
Share of the B.C. tax base subject to small business rate	27.0%	26.0%			+/- 1% change in the 2021 B.C. tax base
B.C. net operating surplus growth	13.6%	19.4%			equals +/- $40 to $60 million one-time effect
Gross 2021 tax	5,388	5,784			(prior-year adjustment) and could result in an
Prior-year settlement payment	(7)	367			additional installments payments of
Prior years losses/gains (included in above)	(250)	(250)			+/- $60 to $80 million in 2022/23
Non-refundable B.C. tax credits	(125)	(147)

* Reflects information as at August 17, 2022
Cash received from the federal government is used as the basis for estimating revenue. Due to lags in the federal collection and installment systems, changes to the B.C. net operating surplus and tax base forecasts affect revenue in the succeeding year. The 2022/23 installments from the federal government reflects two-third of payments related to the 2022 tax year (paid during Apr-July 2022 and adjusted in Sept and Dec) and one-third of 2023 payments. Installments for the 2022 (2023) tax year are based on B.C.’s share of the national tax base for the 2021 (2022) tax year and a forecast of the 2022 (2023) national tax base. B.C.’s share of the 2020 national tax base was 14.1%, based on tax assessments as of December 31, 2021. Cash adjustments for any under/over payments from the federal government in respect of 2021 will be received/paid on March 31, 2023.

First Quarterly Report 2022/23	| 53

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Employer health tax	2,257	2,500	2,639	2,757
Employee compensation growth	6.0%	10.9%	5.5%	4.5%	+/- 1 percentage point change in the 2022 employee compensation growth equals up to +/- $25 million
Provincial sales tax	9,009	9,383	9,853	10,262
Provincial sales tax base growth (fiscal year)	4.7%	7.2%	4.2%	4.2%	+/- 1 percentage point change in the
Calendar Year nominal expenditure					2022 consumer expenditure growth
Consumer expenditures on durable goods	3.4%	-2.6%	0.3%	1.0%	equals up to +/- $20 to $30 million
Consumer expenditures on goods and services	8.1%	9.4%	7.3%	5.2%
Business investment	3.9%	8.0%	7.3%	6.6%
Other	3.3%	17.2%	1.3%	2.3%
Components of Provincial sales tax revenue					+/- 1 percentage point change in the
Consolidated Revenue Fund	9,002	9,376	9,846	10,255	2022 business investment growth
BC Transportation Financing Authority	7	7	7	7	equals up to +/- $10 to $20 million
Fuel and carbon taxes	3,362	3,312	3,356	3,401
Calendar Year
Real GDP	4.0%	3.2%	1.5%	2.0%
Gasoline volumes	0.0%	0.0%	0.0%	0.0%
Diesel volumes	3.0%	3.0%	2.0%	2.0%
Natural gas volumes	2.0%	2.0%	2.0%	2.0%
Carbon tax rates (April 1)
Carbon dioxide equivalent emissions ($/tonne)	50	50	50	50
Natural gas (cents/gigajoule)	248.30 ¢	248.30 ¢	248.30 ¢	248.30 ¢
Gasoline (cents/litre)	11.05 ¢	11.05 ¢	11.05 ¢	11.05 ¢
Light fuel oil (cents/litre)	13.01 ¢	13.01 ¢	13.01 ¢	13.01 ¢

Components of revenue *
Consolidated Revenue Fund	566	566	571	577
BC Transit	18	18	18	18
BC Transportation Financing Authority	467	467	470	473
Fuel tax revenue	1,051	1,051	1,059	1,068
Carbon tax revenue	2,311	2,261	2,297	2,333
Property taxes	3,173	3,245	3,414	3,647
Calendar Year
Consumer Price Index	2.9%	7.0%	3.9%	2.4%	+/- 1 percentage point change in 2022 new
Housing starts (units)	38,022	39,000	35,011	35,028	construction & inflation growth equals up to +/- $30
Home owner grants (fiscal year)	892	892	910	928	million in residential property taxation revenue
Components of revenue
Residential (net of home owner grants)	1,261	1,330	1,436	1,540
Speculation and vacancy	80	90	90	90
Non-residential	1,448	1,442	1,528	1,615	+/- 1% change in 2022 total
Rural area	134	139	145	148	business property assessment
Police	37	30	32	33	value equals up to +/- $20 million
BC Assessment Authority	103	106	107	108	in non-residential property
BC Transit	110	108	76	113	taxation revenue
Other taxes	3,920	3,930	3,840	4,005
Calendar Year
Population	1.9%	1.8%	1.7%	1.6%
Residential sales value	-19.6%	-27.9%	-4.0%	7.4%
Real GDP	4.0%	3.2%	1.5%	2.0%
Nominal GDP	5.8%	11.6%	3.5%	3.7%
Components of revenue					+/- 1% change to 2022 residential
Property transfer	2,500	2,500	2,400	2,555	sales value equals +/- $30 million
Additional Property Transfer Tax (included in above)	104	104	100	107	in property transfer revenue,
Tobacco	760	715	715	715	depending on property values
Insurance premium	660	715	725	735

54 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Energy, sales of Crown land tenures, metals, minerals and other *	1,752	4,041	3,153	2,396
Natural gas price					+/- $0.25 change in the natural gas
Plant inlet, $C/gigajoule	2.09	4.61	3.22	2.75	price equals +/- $130 to $150 million,
Sumas, $US/MMBtu	3.09	5.15	4.02	3.65	including impacts on production
Natural gas production volumes					volumes and royalty program
Billions of cubic metres	62.4	62.2	63.1	64.2	credits, but excluding any
Petajoules	2,588	2,581	2,617	2,665	changes from natural gas liquids
Annual per cent change	3.7%	3.0%	1.4%	1.8%	revenue (e.g. butane, pentanes)
					Sensitivities can also vary
Oil price ($US/bbl at Cushing, OK)	70.66	101.29	84.42	77.96	significantly at different price levels
					+/- 1% change in natural gas
Auctioned land base (000 hectares)	7	11	11	20	volumes equals +/- $9 million
Average bid price/hectare ($)	275	200	275	300	in natural gas royalties
Cash sales of Crown land tenures	2	2	3	6	+/- 1 cent change in the exchange rate
Metallurgical coal price ($US/tonne, fob Australia)	202	349	253	209	equals +/-$1 million in natural gas royalties
Copper price ($US/lb)	3.95	4.22	3.88	3.74

Annual electricity volumes set by treaty	3.8	3.8	3.9	3.8	+/- $10/bbl change in petroleum price
(million mega-watt hours)					equals +/- $5 million in petroleum royalties
Mid-Columbia electricity price	57.50	84.91	84.33	69.63	+/- 14% change in natural gas liquids
($US/mega-watt hour)					(equivalent to +/- $10/bbl oil price) prices
					equals +/- $70 to $80 million in natural gas
Exchange rate (US¢/C$, calendar year)	79.9	78.2	78.2	78.7	liquids royalties
Components of revenue
Bonus bid auctions:					+/- US$20 change in the average
Deferred revenue	81	81	61	28	metallurgical coal price
Current-year cash (one-tenth)	-	-	-	1	equals +/- $50 to $80 million
Fees and rentals	49	50	50	49	+/- 10% change in the average
Total bonus bids, fees and rentals	130	131	111	78	Mid-Columbia electricity price
Natural gas royalties after deductions and allowances	911	2,599	1,949	1,526	equals +/- $26 million
Petroleum royalties	30	49	37	33
Columbia River Treaty electricity sales	257	394	375	312	Based on a recommendation
Oil and Gas Commission fees and levies	65	66	66	67	from the Auditor General to be
Coal, metals and other minerals revenue:					consistent with generally
Coal tenures	8	8	8	8	accepted accounting principles,
Net coal mineral tax	212	642	465	247	bonus bid revenue recognition
Net metals and other minerals tax	61	74	61	54	reflects ten-year deferral of cash receipts from the sale of
Recoveries relating to revenue sharing payments to First Nations	60	60	63	53	Crown land tenures
Miscellaneous mining revenue	18	18	18	18
Total coal, metals and other minerals revenue	359	802	615	380

Gross royalties prior to deductions and allowances
Gross natural gas revenue	1,268	3,135	1,849	1,389
Gross natural gas liquids royalties revenue	766	1,066	751	799

Royalty programs and infrastructure credits
Deep drilling	(778)	(1,150)	(286)	(122)
Road, pipeline, Clean Growth Infrastructure Royalty and other infrastructure programs	(85)	(119)	(102)	(116)
Total	(863)	(1,269)	(388)	(238)
Implicit average natural gas royalty rate	16.9%	21.9%	23.1%	17.5%

Royalty program (marginal, low productivity and ultra marginal drilling) adjustments reflect reduced royalty rates. Natural gas royalties incorporate royalty programs and Treasury Board approved infrastructure credits.
* Reflects information as at August 10, 2022.

First Quarterly Report 2022/23	| 55

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Forests *	1,121	1,515	986	948
Prices (calendar year average)					+/- US$50 change in SPF
SPF 2x4 ($US/thousand board feet)	575	850	530	500	price equals +/- $100 to $150 million

Crown harvest volumes (million cubic metres)
Interior	31.4	31.4	30.2	31.1	+/- 10% change in Interior
Coast	8.6	8.6	8.3	8.4	harvest volumes equals
Total 000	40.0	40.0	38.5	39.5	+/- $70 to $80 million
B.C. Timber Sales (included in above)	6.5	6.5	6.7	7.6	+/- 10% change in Coastal
					harvest volumes equals
Stumpage rates ($Cdn/cubic metre)					+/- $20 to $30 million
Total stumpage rates	25.04	29.87	22.76	21.48	+/- 1 cent change in exchange rate
					equals +/- $20 to $30 million in stumpage revenue
Components of revenue
Timber tenures (net of revenue sharing recoveries)	715	853	536	476
Recoveries relating to revenue sharing payments to First Nations	46	101	101	101
B.C. Timber Sales	260	260	258	290	The above sensitivities relate
Logging tax	60	260	50	40	to stumpage revenue only.
Other CRF revenue	30	30	30	30
Recoveries	10	11	11	11

* Reflects information as at August 5, 2022

Other natural resource	514	529	527	527
Components of revenue
Water rental and licences*	441	456	454	454	+/- 5% change in water power production
Recoveries	50	50	50	50	equals +/- $20 to $25 million
Angling and hunting permits and licences	10	10	10	10
Recoveries	13	13	13	13
* Water rentals for power purposes are indexed to Consumer Price Index.

Total natural resource recoveries relating to revenue sharing payments to First Nations	118	173	172	161	Revenue sharing from natural gas royalties, mineral tax and forest stumpage revenues.
Other revenue	9,991	9,859	10,171	10,374
Components of revenue
Fees and licences
Motor vehicle licences and permits	614	618	621	630
International student health fees	70	70	70	70
Other Consolidated Revenue Fund	449	465	476	456
Summary consolidation eliminations	(16)	(15)	(14)	(14)
Ministry vote recoveries	190	190	143	96
Taxpayer-supported Crown corporations	192	206	193	195
Post-secondary education fees	2,679	2,714	2,824	2,915
Other healthcare-related fees	437	474	481	486
School Districts	271	271	275	279
Investment earnings
Consolidated Revenue Fund	95	64	116	108
Fiscal agency loans & sinking funds earnings	944	922	1,046	1,111
Summary consolidation eliminations	(48)	(100)	(144)	(156)
Taxpayer-supported Crown corporations	27	30	28	30
SUCH sector agencies	280	255	258	261
Sales of goods and services
SUCH sector agencies	987	756	1,045	1,105
BC Infrastructure Benefits Inc	227	179	257	282
Other taxpayer-supported Crown corporations	205	394	193	193
Miscellaneous	2,388	2,366	2,303	2,327

56 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Health and social transfers	8,363	8,620	8,968	9,426
National Cash Transfers
Canada Health Transfer (CHT)	45,208	45,208	49,076	51,771
Annual growth	4.8%	4.8%	8.6%	5.5%
Canada Social Transfer (CST)	15,938	15,938	16,416	16,909
B.C.’s share of national population (June 1)	13.68%	13.65%	13.69%	13.73%	+/- 0.1 percentage point change in B.C.’s population
					share equals +/- $60 million
B.C. health and social transfers revenue
CHT	6,183	6,172	6,720	7,105
CST	2,180	2,176	2,248	2,321
CHT top up - reduce or eliminate back-logs of medical and surgical procedures	-	272	-	-
Other federal contributions	2,977	3,978	3,110	3,031
Components of revenue
COVID-19 related funding:
Safe Restart Agreement - funding to transit and municipalties	-	102	-	-
Safe Return to Class Fund - top up for safe indoor air	-	12	-	-
Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia	40	62	-	-
Total	40	176	-	-
Disaster Financial Assistance Arrangements	28	856	455	450
B.C.’s share of the federal cannabis excise tax	70	70	70	70
Low Carbon Economy Leadership Fund	2	2	-	-
Other Consolidated Revenue Fund	222	221	101	101
Vote Recoveries:
Labour Market Development Agreement	345	345	297	299
Labour Market and Skills Training Program	124	124	124	124
Home Care	82	82	83	83
Mental Health	82	82	82	82
Child Care *	464	464	464	464
Child Safety, Family Support, Children in Care and with special needs	83	83	83	83
Public Transit	82	82	162	105
Local government services and transfers	195	195	1	1
Other recoveries	155	155	153	153
Taxpayer-supported Crown corporations	278	296	297	274
Post-secondary institutions	603	617	616	619
Other SUCH sector agencies	122	128	122	123

* This includes recovery amounts provided under two agreements with the Government of Canada: the Canada-Wide Early Learning and Childcare agreement and the Early Learning and Childcare agreement. Amounts for the Canada-Wide Early Learning and Childcare agreement for 2023/24 and beyond will be adjusted upon completion and acceptance of the Province’s Action Plan for those years by the Government of Canada.

Service delivery agency direct revenue	8,518	8,553	8,805	9,031
School districts	678	693	680	684
Post-secondary institutions	4,856	4,801	5,001	5,160
Health authorities and hospital societies	1,051	1,120	1,123	1,128
BC Transportation Financing Authority	562	563	565	572
Other service delivery agencies	1,371	1,376	1,436	1,487

First Quarterly Report 2022/23	| 57

Appendix – Fiscal Plan Update

Table A1 Material Assumptions – Revenue (continued)

Revenue Source and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Commercial Crown corporation net income	3,764	3,856	3,761	3,852
BC Hydro	712	712	712	712	Sensitivities impacts shown below are before regulatory account transfers
Reservoir water inflows	100%	100%	100%	100%	+/-1% in hydro generation equals +/- $30 million
Mean gas price	4.07	9.07	5.80	4.95	+/-10% equals +/-$1.0 million
(Sumas, $US/MMbtu – BC Hydro forecast based on NYMEX forward selling prices)
Electricity prices	51.18	96.72	74.91	67.19	+/-10% change in electricity/gas trade margins equals +/- $30 million
(Mid-C, $US/MWh)

ICBC	327	327	240	280
Vehicle growth	2.0%	2.0%	1.5%	1.5%	+/-1% equals +/-$53 million
Current claims cost percentage change	14.5%	39.3%	4.7%	2.8%	+/-1% equals +/-$41 million
Unpaid claims balance ($ billions)	11.9	11.8	10.0	8.7	+/-1% equals +/-$118 to $135 million
Investment return	3.1%	3.3%	2.9%	3.1%	+/-1% return equals +/-$194 to $205 million
Loss ratio	86.7%	86.7%	86.8%	85.8%

58 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A2 Natural Gas Price Forecasts – 2022/23 to 2024/25

Private sector forecasts (calendar year)				Adjusted to fiscal years and $C/gigajoule at plant inlet
	2022	2023	2024	2022/23	2023/24	2024/25
GLJ Henry Hub US$/MMBtu (Jul 1, 2022)	6.24	4.75	4.35	4.91	3.16	2.68
Sproule Henry Hub US$/MMBtu (June 30, 2022)	6.26	5.00	4.50	5.05	3.43	2.81
McDaniel Henry Hub US$/MMBtu (Jul 1, 2022)	6.10	5.10	4.47	4.94	3.50	2.94
Deloitte Henry Hub US$/Mcf (Jun 30, 2022)	6.87	6.25	5.30	5.85	4.53	3.57
GLJ Alberta AECO-C Spot CDN$/MMBtu (Jul 1, 2022)	6.10	4.75	4.35	4.61	3.29	2.93
Sproule Alberta AECO-C Spot CDN$/MMBtu (June 30, 2022)	6.21	4.64	4.30	4.70	3.20	2.79
McDaniel AECO-C Spot C$/MMBtu (Jul 1, 2022)	5.73	4.90	4.16	4.58	3.34	2.79
Deloitte AECO-C Spot C$/Mcf (Jun 30, 2022)	6.76	6.20	5.20	5.41	4.31	3.56
GLJ Sumas Spot US$/MMBtu (Jul 1, 2022)	6.02	4.65	4.25	5.41	3.83	3.36
Sproule Sumas Spot CDN$/MMBtu (June 30, 2022)	7.40	6.03	5.78	5.24	4.00	3.67
GLJ BC Spot Plant Gate CDN$/MMBtu (Jul 1, 2022)	5.61	4.29	3.94	4.48	3.15	2.84
Sproule BC Station 2 CDN$/MMBtu (June 30, 2022)	5.98	4.49	4.19	4.54	3.10	2.73
McDaniel BC Avg Plant Gate C$MMBtu (Jul 1, 2022)	5.50	4.64	3.90	4.60	3.38	2.82
Deloitte BC Station 2 C$MMBtu (Jun 30, 2022)	6.05	5.05	4.70	5.51	4.45	3.70
GLJ Midwest Chicago US$/MMBtu (Jul 1, 2022)	4.60	4.20	3.87	5.47	3.92	3.44
Sproule Alliance Plant Gate CDN$/MMBtu (June 30, 2022)	7.86	6.10	5.47	5.93	4.50	3.91
EIA Henry Hub US$/MMBtu (Jul 12, 2022)	6.02	4.76		5.05
TD Economics Henry Hub FuturesUS$/MMBtu (Jun 2022)	7.15	4.88		7.13
Scotiabank Group Henry Hub US$/MMBtu (Jun 2022)	5.29	4.32		4.62
BMO Henry Hub US$/MMBtu (Jul 2022)	6.50	5.00		6.32
InSite Petroleum Consultants Ltd BC Spot C$/Mcf (Jun 2022)	6.25	5.00	4.40	4.75	3.47	3.02
NYMEX Forward Market converted to Plant Inlet CDN$/GJ (Jul 20, 2022)				6.27	3.80	3.20

Average all minus high/low				5.13	3.66	3.13

Average one forecast per consultant minus high/low				5.06	3.33	2.90

Natural gas royalty price forecast				4.61	3.22	2.75

GLJ: Gilbert Laustsen Jung Petroleum Consultants Ltd         US EIA: US Energy Information Administration         AECO: Alberta Energy Company

Deloitte/AJM: Deloitte L.L.P acquired Ashton Jenkins Mann Petroleum Consultants         McDaniel: McDaniel & Associates Consultants Ltd

First Quarterly Report 2022/23	| 59

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Advanced Education and Skills Training	2,613	2,613	2,597	2,598
Student spaces in public institutions	205,148	205,148	204,989	205,004	Student enrolments may fluctuate due to a number of
					factors including economic changes and labour market needs.

Attorney General	1,374	1,377	1,402	1,428
New cases filed/processed	242,000	242,000	242,000	242,000	The number of criminal cases proceeded on by the
(# for all courts)					provincial and federal Crown (including appeals to higher
					courts in BC), the number of civil and family litigation
					cases, the number of violation tickets disputed, and the
					number of municipal bylaw tickets disputed which would
					go to court for resolution.

Crown Proceeding Act (CPA)	25	28	25	25	The number of new cases and the difference between
					estimated settlements and actual settlements and in
					some cases, the impact of potential legislative changes.
Children and Family Development	1,742	1,742	1,756	1,768
Average children-in-care	4,852	4,843	4,679	4,594	The average number of children-in-care is decreasing as
caseload (#)					a result of ministry efforts to keep children in family
Average annual residential	105,337	105,444	116,938	129,049	settings where safe and feasible. The average cost per
cost per child in care ($)					child in care is projected to increase based on the higher
					cost of contracted residential services and an increasing
					acuity of need for children in care. A 1% increase in the
					cost per case or a 1% increase in the average caseload
					will affect expenditures by $2.5 million (excluding
					Delegated Aboriginal Agencies).

Education and Child Care	8,217	8,217	8,226	8,262
Public School Enrolment (# of FTEs)	584,227	585,355	593,530	601,534	Updated forecast enrolment figures are based on
School age (K–12)	558,717	559,829	567,887	575,783	submissions from school districts of their actual
Continuing Education	1,062	1,061	1,061	1,061	enrolment as at September 30, 2021 for the 2021/22
Distributed Learning (online)	14,607	14,628	14,739	14,848	school year, including February and May enrolment
Summer	7,279	7,279	7,279	7,279	counts. Projections are based on the Ministry of
Adults	2,562	2,557	2,563	2,563	Education and Child Care’s enrolment forecasting
					model.

Forests	832	1,061	846	865
BC Timber Sales	207	207	213	232	Targets can be impacted by changes to actual inventory
					costs incurred. There is a lag of approximately 1.5 years
					between when inventory costs are incurred and when
					they are expensed. Volume harvested can also impact
					targets. For example, if volume harvested is less than
					projected in any year, then capitalized expenses will also
					be reduced in that year.

Fire Management	194	423	199	199	Costs are driven by length of season and severity of
					weather conditions, severity of fires, proportion of
					interface fires, size of fires and damages caused. Costs
					have ranged from a low of $47 million in 2006 to a high
					of $650 million in 2017.
Health	25,456	25,456	26,243	27,047
Pharmacare	1,514	1,514	1,539	1,564	A 1% change in PharmaCare utilization or prices affects
					costs by approximately $13 million.
Medical Services Plan (MSP)	6,069	6,069	6,306	6,495	A 1% increase in volume of services provided by fee-for-
					service physicians affects costs by approximately
					$35 million.
Regional Services	17,540	17,540	18,053	18,627

60 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Public Safety and Solicitor General	1,394	1,394	1,007	1,008
Policing, Victim Services and Corrections	807	807	820	820	Policing, Victim Services and Corrections costs are
					sensitive to the volume and severity of criminal activity,
					the number of inmate beds occupied and the number of
					offenders under community supervision.

Emergency Program Act (EPA)	436	436	36	36	For authorized expenditures under the EPA, including
					those for further disasters, and the difference between
					initial estimates for disaster response and recovery
					costs and final project costs.

Social Development and Poverty Reduction	4,456	4,456	4,490	4,511
Temporary Assistance	47,300	53,178	46,000	45,600	The expected-to-work caseload is sensitive to
annual average caseload (#)					fluctuations in economic and employment trends. Costs
					are driven by changes to cost per case and caseload.
					Cost per case fluctuations result from changes in the
					needed supports required by clients, as well as caseload
					composition.

Disability Assistance	121,900	120,324	122,700	123,200	The caseload for persons with disabilities is sensitive to
annual average caseload (#)					the aging of the population and longer life expectancy for
					individuals with disabilities. Cost per case fluctuations
					are driven primarily by earnings exemptions which is
					dependent on the level of income earned by clients.

Adult Community Living:
Developmental Disabilities Programs
Average caseload (#)	23,370	23,380	24,350	25,340	The adult community living caseload is sensitive to an
Average cost per client ($)	52,400	53,200	51,200	49,400	aging population and to the level of service required.
Personal Supports Initiative (PSI)					Cost per case fluctuations are driven by the proportion
Average caseload (#)	2,960	2,940	3,240	3,560	of clients receiving certain types of services at differing
Average cost per client ($)	14,700	15,700	13,500	12,300	costs. For example, residential care services are
					significantly more costly than day programs.

First Quarterly Report 2022/23	| 61

Appendix – Fiscal Plan Update

Table A3 Material Assumptions – Expense (continued)

Ministry Programs and Assumptions ($ millions unless otherwise specified)	Budget Estimate 2022/23	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	2022/23 Sensitivities
Tax Transfers	2,044	2,121	2,206	2,297
Individuals	987.0	1,021.0	1,012.0	1,012.0
Climate Action Tax Credit	363.0	363.0	373.0	373.0	These tax transfers are now expensed as
BC Child Opportunity Benefit	425.0	425.0	425.0	425.0	required under generally accepted accounting
Sales Tax	50.0	50.0	50.0	50.0	principles.
Small Business Venture Capital	33.0	33.0	33.0	33.0
BC Senior’s Home Renovation	3.0	3.0	3.0	3.0	Changes in 2021 tax transfers will result in
Other tax transfers to individuals	113.0	147.0	128.0	128.0	one-time effect (prior-year adjustment) and
					could result in an additional base change
Corporations	1,057.0	1,100.0	1,194.0	1,285.0	in 2022/23. Production services tax credit is
Film and Television	120.0	120.0	122.5	130.0	the most volatile of all tax transfers and is
Production Services	714.8	759.5	828.2	906.5	influenced by several factors including delay
Scientific Research & Experimental Development	97.3	97.3	102.3	107.3	in filing returns and assessment of claims, length of projects and changes in the
Interactive Digital Media	80.0	80.0	80.0	80.0	exchange rates.
Mining Exploration	25.0	25.0	25.0	25.0
Other tax transfers to corporations	19.9	18.2	36.0	36.2

Prior-year adjustment (included above)*
Individuals		18.8
Corporations		8.3

2021 Tax-year	2021 Assumptions
Tax Transfers	1,952.0	1,967.0
Individuals	970.0	985.0
Corporations	982.0	982.0
Film and Television	110.0	110.0
Production Services	660.0	660.0
Scientific Research & Experimental Development	91.0	91.0
Interactive Digital Media	80.0	80.0
Other tax transfers to corporations	41.0	41.0
*2022/23 tax transfer forecast incorporates adjustments relating to prior years.
Management of Public Funds and Debt	1,378	1,263	1,418	1,629
Interest rates for new provincial borrowing:					Full year impact on MoPD on interest costs of a 1%
Short-term	0.97%	2.80%	3.32%	3.08%	change in interest rates equals $8.2 million;
Long-term	3.03%	4.26%	4.34%	4.26%	$100 million increase in debt level equals $3.9 million.
CDN/US exchange rate (cents)	124.9	128.2	127.7	127.1

Service delivery agency net spending	8,765	8,728	9,534	9,979
School districts	619	570	566	561
Post-secondary institutions	4,759	4,616	4,827	4,905
Health authorities and hospital societies	989	1,171	1,011	1,064	Agency expenses, net of Provincial funding. These are
BC Transportation Financing Authority	1,598	1,669	1,965	2,229	mainly funded through revenue from other sources.
BC Infrastructure Benefits Inc.	226	179	258	283
Other service delivery agencies	574	523	907	937

62 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A4 Operating Statement – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Revenue	47,601	51,449	52,020	57,128	58,660	62,156	72,392	77,854	73,811	77,476	5.6
Expense	(46,832)	(48,684)	(51,707)	(55,597)	(58,982)	(67,624)	(71,086)	(76,148)	(76,644)	(78,481)	5.9
Surplus (deficit) before forecast allowance	769	2,765	313	1,531	(322)	(5,468)	1,306	1,706	(2,833)	(1,005)
Forecast allowance	-	-	-	-	-	-	-	(1,000)	(1,000)	(1,000)
Surplus (deficit)	769	2,765	313	1,531	(322)	(5,468)	1,306	706	(3,833)	(2,005)

Per cent of nominal GDP: [1]
Surplus (deficit)	0.3	1.0	0.1	0.5	-0.1	-1.8	0.4	0.2	-0.9	-0.5
Per cent of revenue:
Surplus (deficit)	1.6	5.4	0.6	2.7	-0.5	-8.8	1.8	0.9	-5.2	-2.6
Per capita ($): [2]
Surplus (deficit)	161	569	63	306	(63)	(1,060)	250	133	(709)	(365)

[1]	Surplus (deficit) as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amounts divided by nominal GDP for the 2022 calendar year).
[2]	Per capita revenue and expense is calculated using July 1 population (e.g. 2022/23 amounts divided by population on July 1, 2022).

First Quarterly Report 2022/23	| 63

Appendix – Fiscal Plan Update

Table A5 Revenue by Source – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Taxation revenue:
Personal income	8,380	9,704	8,923	11,364	10,657	11,118	13,704	15,772	15,108	15,853	7.3
Corporate income	2,787	3,003	4,165	5,180	5,011	4,805	5,053	7,314	4,925	6,997	10.8
Employer health	-	-	-	464	1,897	2,156	2,443	2,500	2,639	2,757	n/a
Sales	5,990	6,606	7,131	7,369	7,374	7,694	8,731	9,383	9,853	10,262	6.2
Fuel	973	969	1,010	1,015	1,008	936	1,022	1,051	1,059	1,068	1.0
Carbon	1,190	1,220	1,255	1,465	1,682	1,683	2,011	2,261	2,297	2,333	7.8
Tobacco	734	737	727	781	729	711	708	715	715	715	-0.3
Property	2,219	2,279	2,367	2,617	2,608	2,313	3,012	3,245	3,414	3,647	5.7
Property transfer	1,533	2,026	2,141	1,826	1,609	2,098	3,327	2,500	2,400	2,555	5.8
Insurance premium	520	549	602	633	691	652	706	715	725	735	3.9
	24,326	27,093	28,321	32,714	33,266	34,166	40,717	45,456	43,135	46,922	7.6
Natural resource revenue:
Natural gas royalties	139	152	161	199	118	196	920	2,599	1,949	1,526	30.5
Bonus bids, rents on drilling rights and leases	765	633	276	279	225	162	133	131	111	78	-22.4
Columbia River Treaty	116	111	111	202	119	117	231	394	375	312	11.6
Other energy and minerals	226	403	619	557	386	191	795	917	718	480	8.7
Forests	865	913	1,065	1,406	988	1,304	1,893	1,515	986	948	1.0
Other resources	460	499	463	465	432	433	499	529	527	527	1.5
	2,571	2,711	2,695	3,108	2,268	2,403	4,471	6,085	4,666	3,871	4.7
Other revenue:
Medical Services Plan premiums	2,434	2,558	2,266	1,360	1,063	(4)	1	-	-	-	n/a
Post-secondary education fees	1,666	1,828	2,034	2,275	2,451	2,418	2,536	2,714	2,824	2,915	6.4
Other health-care related fees	374	404	429	441	475	372	417	474	481	486	3.0
Motor vehicle licences and permits	521	529	557	568	579	571	610	618	621	630	2.1
Other fees and licences	841	894	963	949	1,004	972	1,020	1,187	1,143	1,082	2.8
Investment earnings	1,213	1,232	1,101	1,243	1,263	1,264	1,306	1,171	1,304	1,354	1.2
Sales of goods and services	1,011	1,131	1,133	1,164	1,162	741	1,059	1,329	1,495	1,580	5.1
Miscellaneous	2,287	2,377	2,410	2,249	2,676	2,395	2,851	2,366	2,303	2,327	0.2
	10,347	10,953	10,893	10,249	10,673	8,729	9,800	9,859	10,171	10,374	0.0
Contributions from the federal government:
Canada Health Transfer	4,454	4,744	4,994	5,182	5,523	5,701	6,431	6,444	6,720	7,105	5.3
Canada Social Transfer	1,695	1,751	1,854	1,908	1,971	2,042	2,110	2,176	2,248	2,321	3.6
Other cost shared agreements	1,498	1,672	2,207	1,962	2,041	5,151	3,439	3,978	3,110	3,031	8.1
	7,647	8,167	9,055	9,052	9,535	12,894	11,980	12,598	12,078	12,457	5.6
Commercial Crown corporation net income:
BC Hydro [1]	655	684	683	(428)	705	688	668	712	712	712	0.9
Liquor Distribution Branch	1,031	1,083	1,119	1,104	1,107	1,161	1,189	1,173	1,198	1,225	1.9
BC Lottery Corporation [2]	1,304	1,329	1,391	1,405	1,336	420	1,211	1,499	1,461	1,481	1.4
ICBC	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,216	327	240	280	-199.5
Other	13	41	140	127	146	167	140	145	150	154	31.6
Accounting adjustment [1]	-	-	(950)	950	-	-	-	-	-	-	n/a
	2,710	2,525	1,056	2,005	2,918	3,964	5,424	3,856	3,761	3,852	4.0
Total revenue	47,601	51,449	52,020	57,128	58,660	62,156	72,392	77,854	73,811	77,476	5.6

[1]	BC Hydro’s loss for 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.

[2]	Net of federal government payments and beginning in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

64 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A6 Revenue by Source Supplementary Information – 2015/16 to 2024/25 1

	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxation and Medical Services Plan premiums	10.7	11.2	10.8	11.5	11.0	11.0	11.6	11.6	10.6	11.1	0.5
Taxation	9.7	10.3	10.0	11.0	10.7	11.0	11.6	11.6	10.6	11.1	1.5
Medical Services Plan premiums	1.0	1.0	0.8	0.5	0.3	(0)	-	-	-	-	n/a
Natural resources	1.0	1.0	1.0	1.0	0.7	0.8	1.3	1.5	1.1	0.9	-1.2
Other	4.1	4.2	3.9	3.4	3.4	2.8	2.8	2.5	2.5	2.5	-5.6
Other excluding Medical Services Plan premiums	3.2	3.2	3.1	3.0	3.1	2.8	2.8	2.5	2.5	2.5	-2.7
Contributions from the federal government	3.0	3.1	3.2	3.0	3.1	4.2	3.4	3.2	3.0	3.0	-0.4
Commercial Crown corporation net income	1.1	1.0	0.4	0.7	0.9	1.3	1.5	1.0	0.9	0.9	-1.8
Total revenue	19.0	19.5	18.4	19.2	18.9	20.1	20.6	19.8	18.2	18.4	-0.4
Growth rates (per cent):
Taxation	5.5	11.4	4.5	15.5	1.7	2.7	19.2	11.6	-5.1	8.8	n/a
Natural resources	-12.5	5.4	-0.6	15.3	-27.0	6.0	86.1	36.1	-23.3	-17.0	n/a
Other	9.4	5.9	-0.5	-5.9	4.1	-18.2	12.3	0.6	3.2	2.0	n/a
Other excluding Medical Services Plan premiums	9.9	6.1	2.8	3.0	8.1	-9.1	12.2	0.6	3.2	2.0	n/a
Contributions from the federal government	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	5.2	-4.1	3.1	n/a
Commercial Crown corporation net income	-19.6	-6.8	-58.2	89.9	45.5	35.8	36.8	-28.9	-2.5	2.4	n/a
Total revenue	3.3	8.1	1.1	9.8	2.7	6.0	16.5	7.5	-5.2	5.0	n/a
Per capita ($): [3]
Taxation	5,093	5,576	5,745	6,529	6,529	6,623	7,808	8,560	7,983	8,544	5.9
Natural resources	538	558	547	620	445	466	857	1,146	864	705	3.0
Other	2,166	2,254	2,210	2,046	2,095	1,692	1,879	1,856	1,882	1,889	-1.5
Other excluding Medical Services Plan premiums	1,657	1,728	1,750	1,774	1,886	1,693	1,879	1,856	1,882	1,889	1.5
Contributions from the federal government	1,601	1,681	1,837	1,807	1,872	2,499	2,297	2,372	2,235	2,268	3.9
Commercial Crown corporation net income	567	520	214	400	573	768	1,040	726	696	701	2.4
Total revenue	9,966	10,588	10,553	11,402	11,514	12,049	13,882	14,660	13,660	14,108	3.9

Real Per Capita Revenue (2021 $) [4]	11,284	11,773	11,490	12,085	11,926	12,385	13,882	13,697	12,282	12,383	1.0
Growth rate (per cent)	0.7	4.3	-2.4	5.2	-1.3	3.9	12.1	-1.3	-10.3	0.8	1.2

[1]	Numbers may not add due to rounding.
[2]	Revenue as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 revenue divided by nominal GDP for the 2022 calendar year).
[3]	Per capita revenue is calculated using July 1 population (e.g. 2022/23 revenue divided by population on July 1, 2022).
[4]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 revenue).

First Quarterly Report 2022/23	| 65

Appendix – Fiscal Plan Update

Table A7 Expense by Function – 2015/16 to 2024/25 1,2

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Function:
Health:
Medical Services Plan	4,345	4,573	4,623	4,861	5,013	5,145	5,776	6,111	6,348	6,537	4.6
Pharmacare	1,335	1,284	1,400	1,494	1,517	1,501	1,579	1,664	1,689	1,714	2.8
Regional services	12,811	13,079	14,094	14,996	16,047	18,282	19,567	19,017	19,375	19,942	5.0
Other healthcare expenses	712	753	810	800	872	677	662	1,012	1,034	1,060	4.5
Total health	19,203	19,689	20,927	22,151	23,449	25,605	27,584	27,804	28,446	29,253	4.8
Education:
Elementary and secondary	6,303	6,422	6,918	7,253	7,583	7,443	8,084	8,343	8,333	8,337	3.2
Post-secondary	5,503	5,673	5,998	6,394	6,842	6,868	7,352	7,816	8,046	8,254	4.6
Other education expenses	407	374	176	442	310	632	359	451	403	401	-0.2
Total education	12,213	12,469	13,092	14,089	14,735	14,943	15,795	16,610	16,782	16,992	3.7
Social services:
Social assistance	1,641	1,692	1,988	2,202	2,342	3,141	2,910	2,964	2,975	2,985	6.9
Child welfare	1,301	1,358	1,507	1,652	1,940	2,226	2,254	3,082	3,096	3,141	10.3
Low income tax credit transfers	247	244	239	414	435	1,131	754	413	423	423	6.2
Community living and other services	917	949	1,003	1,075	1,170	1,291	1,350	1,461	1,479	1,485	5.5
Total social services	4,106	4,243	4,737	5,343	5,887	7,789	7,268	7,920	7,973	8,034	7.7
Protection of persons and property	1,572	1,655	1,930	2,004	2,126	2,258	2,937	2,474	2,089	2,092	3.2
Transportation	1,670	1,784	1,931	2,021	2,126	3,360	4,453	2,398	2,331	2,401	4.1
Natural resources & economic development	2,477	2,465	3,374	3,825	3,778	4,191	5,213	4,075	4,025	4,205	6.1
Other	1,264	2,260	1,553	1,810	2,501	2,841	3,058	2,546	2,308	2,326	7.0
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	2,848	3,412	3,987	n/a
Pandemic Recovery Contingencies	-	-	-	-	-	-	-	2,000	1,000	-	n/a
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	-	-	1,900	1,200	1,700	n/a
Affordability measures	-	-	-	-	-	-	-	1,000	-	-	n/a
Future priority initiatives and caseload pressures	-	-	-	-	-	-	-	-	2,000	2,000	n/a
General government	1,501	1,532	1,540	1,670	1,653	3,915	2,036	1,682	1,661	1,659	1.1
Debt servicing	2,826	2,587	2,623	2,684	2,727	2,722	2,742	2,891	3,417	3,832	3.4
Total expense	46,832	48,684	51,707	55,597	58,982	67,624	71,086	76,148	76,644	78,481
Per cent of operating expense:
Health	41.0	40.4	40.5	39.8	39.8	37.9	38.8	36.5	37.1	37.3	-1.1
Education	26.1	25.6	25.3	25.3	25.0	22.1	22.2	21.8	21.9	21.7	-2.0
Social services	8.8	8.7	9.2	9.6	10.0	11.5	10.2	10.4	10.4	10.2	1.7
Protection of persons and property	3.4	3.4	3.7	3.6	3.6	3.3	4.1	3.2	2.7	2.7	-2.5
Transportation	3.6	3.7	3.7	3.6	3.6	5.0	6.3	3.1	3.0	3.1	-1.7
Natural resources & economic development	5.3	5.1	6.5	6.9	6.4	6.2	7.3	5.4	5.3	5.4	0.1
Other	2.7	4.6	3.0	3.3	4.2	4.2	4.3	3.3	3.0	3.0	1.0
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	3.7	4.5	5.1	n/a
Pandemic and Recovery Contingencies	-	-	-	-	-	-	-	2.6	1.3	-	n/a
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	-	-	2.5	1.6	2.2	n/a
Affordability measures	-	-	-	-	-	-	-	1.3	-	-	n/a
Future priority initiatives and caseload pressures	-	-	-	-	-	-	-	-	2.6	2.5	n/a
General government	3.2	3.1	3.0	3.0	2.8	5.8	2.9	2.2	2.2	2.1	-4.5
Debt servicing	6.0	5.3	5.1	4.8	4.6	4.0	3.9	3.8	4.5	4.9	-2.3
Operating expense	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures reflect government accounting policies used in the 2021/22 Public Accounts audited financial statements.
[2]	Numbers may not add due to rounding.

66 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A8 Expense by Function Supplementary Information – 2015/16 to 2024/25 1

	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Health	7.7	7.5	7.4	7.4	7.5	8.3	7.8	7.1	7.0	6.9	-1.1
Education	4.9	4.7	4.6	4.7	4.7	4.8	4.5	4.2	4.1	4.0	-2.1
Social services	1.6	1.6	1.7	1.8	1.9	2.5	2.1	2.0	2.0	1.9	1.7
Protection of persons and property	0.6	0.6	0.7	0.7	0.7	0.7	0.8	0.6	0.5	0.5	-2.6
Transportation	0.7	0.7	0.7	0.7	0.7	1.1	1.3	0.6	0.6	0.6	-1.7
Natural resources & economic development	1.0	0.9	1.2	1.3	1.2	1.4	1.5	1.0	1.0	1.0	0.1
Other	0.5	0.9	0.6	0.6	0.8	0.9	0.9	0.6	0.6	0.6	1.0
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	0.7	0.8	0.9	n/a
Pandemic and Recovery Contingencies	-	-	-	-	-	-	-	0.5	0.2	-	n/a
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	-	-	0.5	0.3	0.4	n/a
Affordability measures	-	-	-	-	-	-	-	0.3	-	-	n/a
Future priority initiatives and caseload pressures	-	-	-	-	-	-	-	-	0.5	0.5	n/a
General government	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.4	0.4	0.4	-4.6
Debt servicing	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.7	0.8	0.9	-2.4
Operating expense	18.7	18.4	18.3	18.7	19.0	21.9	20.2	19.4	18.8	18.6	0.0
Growth rates (per cent):
Health	4.5	2.5	6.3	5.8	5.9	9.2	7.7	0.8	2.3	2.8	n/a
Education	3.3	2.1	5.0	7.6	4.6	1.4	5.7	5.2	1.0	1.3	n/a
Social services	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	9.0	0.7	0.8	n/a
Protection of persons and property	8.3	5.3	16.6	3.8	6.1	6.2	30.1	-15.8	-15.6	0.1	n/a
Transportation	3.9	6.8	8.2	4.7	5.2	58.0	32.5	-46.1	-2.8	3.0	n/a
Natural resources & economic development	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	-21.8	-1.2	4.5	n/a
Other	-1.9	78.8	-31.3	16.5	38.2	13.6	7.6	-16.7	-9.3	0.8	n/a
General government	10.4	2.1	0.5	8.4	-1.0	136.8	-48.0	-17.4	-1.2	-0.1	n/a
Debt servicing	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	5.4	18.2	12.1	n/a
Operating expense	5.4	4.0	6.2	7.5	6.1	14.7	5.1	7.1	0.7	2.4	n/a
Per capita ($): [3]
Health	4,020	4,052	4,245	4,421	4,603	4,963	5,290	5,236	5,264	5,327	3.2
Education	2,557	2,566	2,656	2,812	2,892	2,897	3,029	3,128	3,106	3,094	2.1
Social services	860	873	961	1,066	1,155	1,510	1,394	1,491	1,476	1,463	6.1
Protection of persons and property	329	341	392	400	417	438	563	466	387	381	1.6
Transportation	350	367	392	403	417	651	854	452	431	437	2.5
Natural resources & economic development	519	507	684	763	742	812	1,000	767	745	766	4.4
Other	265	465	315	361	491	551	586	479	427	424	5.4
Contingencies - general programs and CleanBC	-	-	-	-	-	-	-	536	631	726	n/a
Pandemic and Recovery Contingencies	-	-	-	-	-	-	-	377	185	-	n/a
Incremental cost of the Shared Recovery Mandate	-	-	-	-	-	-	-	358	222	310	n/a
Affordability measures	-	-	-	-	-	-	-	188	-	-	n/a
Future priority initiatives and caseload pressures	-	-	-	-	-	-	-	-	370	364	n/a
General government	314	315	312	333	324	759	390	317	307	302	-0.4
Debt servicing	592	532	532	536	535	528	526	544	632	698	1.8
Operating expense	9,806	10,018	10,489	11,095	11,576	13,109	13,632	14,339	14,183	14,292	4.3
Real Per Capita Operating Expense (2021 $) [4]	11,102	11,140	11,421	11,762	11,991	13,476	13,632	13,397	12,753	12,543	1.4
Growth rate (per cent)	2.7	0.3	2.5	3.0	2.0	12.4	1.2	-1.7	-4.8	-1.6	1.6

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 expense divided by nominal GDP for the 2022 calendar year).
[3]	Per capita expense is calculated using July 1 population (e.g. 2022/23 expense divided by population on July 1, 2022).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 expense).

First Quarterly Report 2022/23	| 67

Appendix – Fiscal Plan Update

Table A9 Full-Time Equivalents (FTEs) – 2015/16 to 2024/2025 1

	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,192	27,940	29,291	30,891	31,774	32,672	33,400	34,400	34,400	34,400	2.6
Service delivery agencies [2]	4,803	4,850	5,076	5,258	5,985	6,042	6,767	8,449	9,039	8,490	6.5
Total FTEs	31,995	32,790	34,367	36,149	37,759	38,714	40,167	42,849	43,439	42,890	3.3
Growth rates (per cent):
Ministries and special offices (CRF)	1.9	2.8	4.8	5.5	2.9	2.8	2.2	3.0	0.0	0.0	2.6
Service delivery agencies	0.1	1.0	4.7	3.6	13.8	1.0	12.0	24.9	7.0	-6.1	6.2
Population per FTE: [3]
Total FTEs	149.3	148.2	143.4	138.6	134.9	133.3	129.8	123.9	124.4	128.0	-1.7

[1]	Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

[2]	Service delivery agency FTE amounts do not include SUCH sector staff employment.

[3]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2022 divided by 2022/23 FTEs).

68 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A10 Capital Spending – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Taxpayer-supported:
Education
Schools districts	430	474	578	626	877	944	1,001	960	939	1,034	10.2
Post-secondary institutions	746	792	968	1,024	936	904	899	1,237	1,567	1,553	8.5
Health	923	1,004	890	904	1,009	1,162	1,555	2,867	3,102	3,297	15.2
BC Transportation Financing Authority [1]	867	823	717	853	955	1,285	1,364	2,638	3,036	2,582	12.9
BC Transit	51	41	115	85	73	107	67	136	239	297	21.6
Government direct (ministries)	290	301	430	421	520	389	386	755	504	443	4.8
Social Housing	127	184	169	483	355	572	642	623	382	351	12.0
Other	25	40	41	56	47	65	88	207	138	127	19.8
Total taxpayer-supported	3,459	3,659	3,908	4,452	4,772	5,428	6,002	9,423	9,907	9,684	12.1
Self-supported:
BC Hydro	2,306	2,444	2,473	3,826	3,082	3,207	3,475	4,131	4,244	2,967	2.8
Columbia Basin power projects	15	2	1	2	994	7	9	11	11	17	1.4
Transportation Investment Corporation [1]	25	38	4	-	-	-	-	-	-	-	n/a
BC Railway Company	23	4	11	33	6	1	2	13	3	4	-17.7
ICBC	90	62	54	66	62	100	54	60	46	41	-8.4
BC Lottery Corporation	68	86	82	75	102	73	90	110	103	100	4.4
Liquor Distribution Branch	23	27	48	60	36	22	22	37	31	31	3.4
Other [2]	23	62	56	44	104	65	78	-	-	-	n/a
Total self-supported	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,362	4,438	3,160	2.3
Total capital spending	6,032	6,384	6,637	8,558	9,158	8,903	9,732	13,785	14,345	12,844	8.8
Per cent of nominal GDP: [3]
Taxpayer-supported	1.4	1.4	1.4	1.5	1.5	1.8	1.7	2.4	2.4	2.3	5.8
Self-supported	1.0	1.0	1.0	1.4	1.4	1.1	1.1	1.1	1.1	0.7	-3.4
Total	2.4	2.4	2.4	2.9	2.9	2.9	2.8	3.5	3.5	3.0	2.7
Growth rates:
Taxpayer-supported	1.5	5.8	6.8	13.9	7.2	13.7	10.6	57.0	5.1	-2.3	11.9
Self-supported	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	16.9	1.7	-28.8	4.3
Total	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	41.6	4.1	-10.5	9.0
Per capita: [4]
Taxpayer-supported	724	753	793	889	937	1,052	1,151	1,774	1,833	1,763	10.4
Self-supported	539	561	554	819	861	674	715	821	821	575	0.7
Total	1,263	1,314	1,346	1,708	1,798	1,726	1,866	2,596	2,655	2,339	7.1

Real Per Capita Capital Spending (2021 $) [5]	1,430	1,461	1,466	1,810	1,862	1,774	1,866	2,425	2,387	2,053	4.1
Growth rate (per cent)	-0.3	2.2	0.4	23.5	2.8	-4.7	5.2	30.0	-1.6	-14.0	4.3

[1]	Includes Transportation Investment Plan capital spending and, beginning in 2017/18, Transportation Investment Corporation rehabilitation costs for the Port Mann Bridge due to reclassification from self-supported commercial Crown corporation to a taxpayer-supported agency in response to the cancellation of tolls. Effective April 1, 2018, Transportation Investment Corporation became a subsidiary of BCTFA.

[2]	Includes post-secondary institutions’ self-supported subsidiaries.

[3]	Capital spending as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amounts divided by nominal GDP for the 2022 calendar year).

[4]	Per capita capital spending is calculated using July 1 population (e.g. 2022/23 amounts divided by population on July 1, 2022).

[5]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 capital spending).

First Quarterly Report 2022/23	| 69

Appendix – Fiscal Plan Update

Table A11 Statement of Financial Position – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Financial assets:
Cash and temporary investments	3,892	4,232	3,440	3,029	3,985	6,560	7,142	3,794	3,632	4,106	0.6
Other financial assets	9,702	10,209	11,740	12,636	12,405	15,410	17,105	18,630	20,059	20,793	8.8
Sinking funds	1,580	1,087	1,348	752	692	492	510	519	507	552	-11.0
Investments in commercial Crown corporations:
Retained earnings	7,537	7,517	6,134	5,740	6,523	9,632	12,223	12,188	13,004	14,076	7.2
Recoverable capital loans	22,041	23,809	20,534	22,547	24,768	26,301	27,218	28,395	30,378	31,319	4.0
Total investments in commercial Crown corporations	29,578	31,326	26,668	28,287	31,291	35,933	39,441	40,583	43,382	45,395	4.9
Total financial assets	44,752	46,854	43,196	44,704	48,373	58,395	64,198	63,526	67,580	70,846	5.2
Liabilities:
Accounts payable & accrued liabilities	8,618	9,031	9,751	10,573	11,497	13,092	16,829	14,559	15,082	16,926	7.8
Deferred revenue	9,883	9,665	10,068	10,543	10,652	12,211	13,379	14,837	16,140	17,201	6.4
Debt:
Taxpayer-supported debt	42,719	41,499	43,607	42,681	46,229	59,750	62,341	66,742	77,923	85,776	8.1
Self-supported debt	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,784	31,737	32,647	4.2
Forecast allowance	-	-	-	-	-	-	-	1,000	1,000	1,000	n/a
Total provincial debt	65,251	65,837	64,919	65,962	72,161	87,100	90,666	97,526	110,660	119,423	6.9
Add: debt offset by sinking funds	1,580	1,087	1,348	752	692	492	510	519	507	552	-11.0
Less: guarantees and non-guaranteed debt	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,392)	(1,363)	(1,331)	5.5
Financial statement debt	66,011	66,089	65,371	65,864	71,516	86,257	89,774	96,653	109,804	118,644	6.7
Total liabilities	84,512	84,785	85,190	86,980	93,665	111,560	119,982	126,049	141,026	152,771	6.8
Net liabilities	(39,760)	(37,931)	(41,994)	(42,276)	(45,292)	(53,165)	(55,784)	(62,523)	(73,446)	(81,925)	8.4

Capital and other assets:
Tangible capital assets	40,217	41,238	45,771	47,764	49,958	52,716	56,001	62,734	69,592	76,048	7.3
Restricted assets	1,631	1,695	1,768	1,834	1,931	2,003	2,147	2,214	2,281	2,349	4.1
Other assets	1,039	1,126	932	952	1,100	1,582	1,791	1,298	1,298	1,303	2.5
Total capital and other non-financial assets	42,887	44,059	48,471	50,550	52,989	56,301	59,939	66,246	73,171	79,700	7.1
Accumulated surplus (deficit)	3,127	6,128	6,477	8,274	7,697	3,136	4,155	3,723	(275)	(2,225)	-196.3
Per cent of nominal GDP: [1]
Net liabilities	15.9	14.4	14.9	14.2	14.6	17.2	15.9	15.9	18.1	19.4	2.3
Capital and other assets	17.1	16.7	17.2	17.0	17.0	18.2	17.0	16.9	18.0	18.9	1.1
Growth rates (per cent):
Net liabilities	2.5	-4.6	10.7	0.7	7.1	17.4	4.9	12.1	17.5	11.5	18.4
Capital and other assets	2.6	2.7	10.0	4.3	4.8	6.3	6.5	10.5	10.5	8.9	14.5
Per capita: [2]
Net liabilities	8,324	7,806	8,519	8,438	8,890	10,306	10,697	11,773	13,592	14,918	6.7
Capital and other assets	8,979	9,067	9,833	10,089	10,401	10,914	11,494	12,474	13,542	14,513	5.5

[1]	Net liabilities as a per cent of nominal GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amount divided by nominal GDP for the 2022 calendar year).

[2]	Per capita net liabilities is calculated using July 1 population (e.g. 2022/23 amount divided by population on July 1, 2022).

70 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A12 Changes in Financial Position – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	10-Year Total
(Surplus) deficit for the year	(769)	(2,765)	(313)	(1,531)	322	5,468	(1,306)	(706)	3,833	2,005	4,238
Comprehensive income (increase) decrease	647	(236)	(36)	(266)	255	(907)	287	1,138	165	(55)	992
Change in accumulated (surplus) deficit	(122)	(3,001)	(349)	(1,797)	577	4,561	(1,019)	432	3,998	1,950	5,230
Capital and other asset changes:
Taxpayer-supported capital investments	3,459	3,659	3,908	4,452	4,772	5,428	6,002	9,423	9,907	9,684	60,694
Less: amortization and other accounting changes	(2,205)	(2,638)	625	(2,459)	(2,578)	(2,670)	(2,717)	(2,690)	(3,049)	(3,228)	(23,609)
Increase in net capital assets	1,254	1,021	4,533	1,993	2,194	2,758	3,285	6,733	6,858	6,456	37,085
Increase (decrease) in restricted assets	78	64	73	66	97	72	144	67	67	68	796
Increase (decrease) in other assets	(228)	87	(194)	20	148	482	209	(493)	-	5	36
Change in capital and other assets	1,104	1,172	4,412	2,079	2,439	3,312	3,638	6,307	6,925	6,529	37,917
Increase (decrease) in net liabilities	982	(1,829)	4,063	282	3,016	7,873	2,619	6,739	10,923	8,479	43,147

Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(740)	(20)	(1,383)	(394)	783	3,109	2,591	(35)	816	1,072	5,799
Self-supported capital investments	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,362	4,438	3,160	35,684
Less: loan repayments and other accounting changes	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,185)	(2,455)	(2,219)	(24,989)
Change in investment	677	1,748	(4,658)	1,619	3,004	4,642	3,508	1,142	2,799	2,013	16,494
Increase (decrease) in cash and temporary investments	217	340	(792)	(411)	956	2,575	582	(3,348)	(162)	474	431
Other working capital changes	977	(181)	669	(997)	(1,324)	(349)	(3,192)	2,346	(409)	(2,126)	(4,586)
Changes in investment and working capital	1,871	1,907	(4,781)	211	2,636	6,868	898	140	2,228	361	12,339

Increase (decrease) in financial statement debt	2,853	78	(718)	493	5,652	14,741	3,517	6,879	13,151	8,840	55,486
(Increase) decrease in sinking fund debt	(603)	493	(261)	596	60	200	(18)	(9)	12	(45)	425
Increase (decrease) in guarantees	6	(23)	(188)	(2)	57	113	9	(292)	1	(1)	(320)
Increase (decrease) in non-guaranteed debt	75	38	249	(44)	430	(115)	58	282	(30)	(31)	912
Increase (decrease) in total provincial debt	2,331	586	(918)	1,043	6,199	14,939	3,566	6,860	13,134	8,763	56,503

Represented by increase (decrease) in:
Taxpayer-supported debt	839	(1,220)	2,108	(926)	3,548	13,521	2,591	4,401	11,181	7,853	43,896
Self-supported debt	1,492	1,806	(3,026)	1,969	2,651	1,418	975	1,459	1,953	910	11,607
Forecast allowance	-	-	-	-	-	-	-	1,000	-	-	1,000
Total provincial debt	2,331	586	(918)	1,043	6,199	14,939	3,566	6,860	13,134	8,763	56,503

First Quarterly Report 2022/23	| 71

Appendix – Fiscal Plan Update

Table A13 Provincial Debt – 2015/16 to 2024/25

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Taxpayer-supported debt:
Provincial government
Operating	8,034	4,644	1,156	-	-	8,746	7,233	2,197	4,380	4,065	-7.3
Capital [2]
K-12 education	8,012	8,454	8,891	8,885	9,757	10,529	11,342	12,073	12,813	13,723	6.2
Post-secondary institutions	4,063	4,285	4,584	4,607	4,917	5,426	5,732	6,208	6,820	7,493	7.0
Health facilities	5,416	5,835	6,141	6,173	6,705	7,484	8,223	9,575	11,507	14,197	11.3
Ministries general capital	1,987	2,288	2,718	2,363	3,133	3,702	4,087	4,718	5,161	5,543	12.1
Transportation	2,174	2,174	5,682	5,401	5,401	5,401	5,401	5,401	5,401	5,401	10.6
Social housing	428	449	619	619	805	1,062	1,424	1,794	2,021	2,230	20.1
Other	242	242	242	242	252	268	278	409	492	585	10.3
Total capital	22,322	23,727	28,877	28,290	30,970	33,872	36,487	40,178	44,215	49,172	9.2
Total provincial government	30,356	28,371	30,033	28,290	30,970	42,618	43,720	42,375	48,595	53,237	6.4

Taxpayer-supported entities:
BC Pavilion Corporation	156	143	141	138	135	132	129	126	123	119	-3.0
BC Transit	106	94	84	73	65	60	56	89	152	212	8.0
BC Transportation Financing Authority	9,177	9,974	10,388	11,293	12,193	13,321	14,615	19,711	23,277	26,416	12.5
Health Authorities and Hospital Societies	1,582	1,717	1,762	1,795	1,802	1,875	1,839	1,801	1,757	1,709	0.9
InBC Investment Corp	304	217	161	70	45	37	19	29	29	29	-23.0
Post-secondary institutions	668	699	744	763	753	882	922	908	985	1,028	4.9
School districts	21	19	17	19	18	24	25	26	34	39	7.1
Social housing	332	246	259	225	222	770	974	1,651	2,946	2,964	27.5
Other	17	19	18	15	26	31	42	26	25	23	3.4
Total taxpayer-supported entities	12,363	13,128	13,574	14,391	15,259	17,132	18,621	24,367	29,328	32,539	11.4
Total taxpayer-supported debt	42,719	41,499	43,607	42,681	46,229	59,750	62,341	66,742	77,923	85,776	8.1

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	17,929	19,685	19,990	22,064	23,238	24,650	25,611	27,096	29,153	30,099	5.9
BC Liquor Distribution Branch	-	-	-	-	210	233	230	237	244	254	3.2
BC Lottery Corporation	150	145	155	100	233	228	195	177	89	73	-7.7
Columbia Basin power projects	459	448	433	418	1,387	1,349	1,319	1,291	1,264	1,235	11.6
Columbia Power Corporation	296	291	286	282	276	271	266	261	255	249	-1.9
Post-secondary institution subsidiaries	310	340	418	387	504	520	615	619	619	619	8.0
Transportation Investment Corporation [1]	3,355	3,398	-	-	-		-	-	-	-	n/a
Other	33	31	30	30	84	99	89	103	113	118	15.2
Total self-supported debt	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,784	31,737	32,647	4.2
Forecast allowance	-	-	-	-	-	-	-	1,000	1,000	1,000	n/a
Total provincial debt	65,251	65,837	64,919	65,962	72,161	87,100	90,666	97,526	110,660	119,423	6.9

[1]	Beginning in 2017/18, debt related to the Port Mann Bridge was reclassified as taxpayer-supported due to the elimination of tolls effective September 1, 2017.

[2]	Includes debt incurred by the government to fund the building and construction of capital assets in the education, health, social housing and other sectors.

72 |	First Quarterly Report 2022/23

Appendix – Fiscal Plan Update

Table A14 Provincial Debt Supplementary Information – 2015/16 to 2024/25 1

($ millions)	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Per cent of nominal GDP: [2]
Taxpayer-supported debt:
Provincial government direct operating	3.2	1.8	0.4	-	-	2.8	2.1	0.6	1.1	1.0	-12.5
Provincial government capital	8.9	9.0	10.2	9.5	10.0	11.0	10.4	10.2	10.9	11.7	3.0
Total provincial government	12.1	10.8	10.6	9.5	10.0	13.8	12.4	10.8	12.0	12.6	0.5
Taxpayer-supported entities	4.9	5.0	4.8	4.8	4.9	5.5	5.3	6.2	7.2	7.7	5.1
Total taxpayer-supported debt	17.0	15.7	15.4	14.4	14.9	19.3	17.7	17.0	19.2	20.3	2.0
Self-supported debt:
Commercial Crown corporations & agencies	9.0	9.2	7.6	7.8	8.3	8.8	8.1	7.6	7.8	7.7	-1.6
Total provincial debt	26.0	24.9	23.0	22.2	23.2	28.2	25.8	24.8	27.2	28.3	0.9
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	-69.6	99.4	-7.2	-22.5
Provincial government capital	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	10.1	10.0	11.2	9.0
Taxpayer-supported entities	7.2	6.2	3.4	6.0	6.0	12.3	8.7	30.9	20.4	10.9	11.2
Total taxpayer-supported debt	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	7.1	16.8	10.1	7.8
Self-supported debt:
Commercial Crown corporations & agencies	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	5.2	6.6	2.9	4.7
Total provincial debt	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	7.6	13.5	7.9	6.8
Per capita: [3]
Taxpayer-supported debt:
Provincial government direct operating	1,682	956	235	-	-	1,695	1,387	414	811	740	-8.7
Provincial government capital	4,673	4,883	5,858	5,646	6,079	6,566	6,997	7,566	8,183	8,954	7.5
Taxpayer-supported entities	2,588	2,702	2,754	2,872	2,995	3,321	3,571	4,588	5,428	5,925	9.6
Total taxpayer-supported debt	8,944	8,540	8,846	8,518	9,074	11,582	11,955	12,568	14,421	15,619	6.4
Self-supported debt:
Commercial Crown corporations & agencies	4,717	5,009	4,323	4,646	5,090	5,302	5,432	5,608	5,873	5,945	2.6
Total provincial debt	13,661	13,549	13,170	13,165	14,164	16,884	17,386	18,365	20,480	21,746	5.3
Real Per Capita Provincial Debt (2021 $) [4]	15,468	15,065	14,339	13,954	14,670	17,356	17,386	17,158	18,413	19,087	2.4
Growth rate (per cent)	1.1	-2.6	-4.8	-2.7	5.1	18.3	0.2	-1.3	7.3	3.7	2.4

[1]	Numbers may not add due to rounding.

[2]	Debt as a per cent of GDP is calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 debt divided by nominal GDP for the 2022 calendar year).

[3]	Per capita debt is calculated using July 1 population (e.g. 2022/23 debt divided by population on July 1, 2022).

[4]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 debt).

First Quarterly Report 2022/23	| 73

Appendix – Fiscal Plan Update

Table A15 Key Provincial Debt Indicators – 2015/16 to 2024/25

	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Updated Forecast 2022/23	Plan 2023/24	Plan 2024/25	Average annual change
											(per cent)
Debt to revenue (per cent)
Total provincial	105.9	99.3	94.7	89.5	95.9	115.1	104.3	102.8	121.7	125.8	1.9
Taxpayer-supported	91.3	81.8	82.5	75.0	80.6	101.2	90.8	88.4	109.1	114.3	2.5
Debt per capita ($) [1]
Total provincial	13,661	13,549	13,170	13,165	14,164	16,884	17,386	18,365	20,480	21,746	5.3
Taxpayer-supported	8,944	8,540	8,846	8,518	9,074	11,582	11,955	12,568	14,421	15,619	6.4
Debt to nominal GDP (per cent) [2]
Total provincial	26.0	24.9	23.0	22.2	23.2	28.2	25.8	24.8	27.2	28.3	0.9
Taxpayer-supported	17.0	15.7	15.4	14.4	14.9	19.3	17.7	17.0	19.2	20.3	2.0
Interest bite (cents per dollar of revenue) [3]
Total provincial	4.7	3.8	4.0	3.8	3.8	3.7	3.3	3.1	3.7	3.8	-2.3
Taxpayer-supported	4.1	3.2	3.3	3.2	3.1	3.1	2.8	2.6	3.2	3.4	-2.3
Interest costs ($ millions)
Total provincial	2,919	2,521	2,759	2,786	2,893	2,817	2,848	2,896	3,363	3,637	2.5
Taxpayer-supported	1,932	1,644	1,725	1,793	1,807	1,832	1,896	1,993	2,275	2,514	3.0
Interest rate (per cent) [4]
Taxpayer-supported	4.6	3.9	4.1	4.2	4.1	3.5	3.1	3.1	3.1	3.1	-4.3

Background Information:
Revenue ($ millions)
Total provincial [5]	61,589	66,334	68,551	73,734	75,283	75,691	86,903	94,829	90,909	94,923	4.9
Taxpayer-supported [6]	46,805	50,726	52,866	56,881	57,386	59,033	68,658	75,507	71,455	75,018	5.4
Debt ($ millions)
Total provincial	65,251	65,837	64,919	65,962	72,161	87,100	90,666	97,526	110,660	119,423	6.9
Taxpayer-supported [7]	42,719	41,499	43,607	42,681	46,229	59,750	62,341	66,742	77,923	85,776	8.1
Provincial nominal GDP ($ millions) [8]	250,784	263,912	282,283	297,392	310,978	309,327	351,875	392,738	406,613	421,633	5.9
Population (thousands at July 1) [9]	4,776	4,859	4,929	5,010	5,095	5,159	5,215	5,311	5,403	5,492	1.6

[1]	The ratio of debt to population (e.g. 2022/23 debt divided by population at July 1, 2022).

[2]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2022/23 debt divided by 2022 nominal GDP).

[3]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[4]	Weighted average of all outstanding debt issues.

[5]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

[6]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

[7]	Excludes debt of commercial Crown corporations and agencies and funds held under the province’s warehouse borrowing program.

[8]	Nominal GDP for the calendar year ending in the fiscal year (e.g. nominal GDP for 2022 is used for the fiscal year ended March 31, 2023).

[9]	Population at July 1st within the fiscal year (e.g. population at July 1, 2022 is used for the fiscal year ended March 31, 2023).

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